Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

SUMITOMO LIFE INSURANCE COMPANY,

SLIC FINANCIAL CORPORATION

and

SYMETRA FINANCIAL CORPORATION

Dated as of August 11, 2015

i

ii

iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER dated as of August 11, 2015 (this “Agreement”) is made and entered into among Sumitomo Life Insurance Company, a mutual company (sougo kaisha) organized under the laws of Japan (“Sumitomo”), SLIC Financial Corporation, a Delaware corporation and wholly-owned subsidiary of Sumitomo (“Merger Sub”), and Symetra Financial Corporation, a Delaware corporation (“Symetra”). Sumitomo, Merger Sub and Symetra are referred to in this Agreement individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, the respective Boards of Directors of Sumitomo and Merger Sub have unanimously (a) approved the merger of Merger Sub with and into Symetra with Symetra surviving the Merger upon the terms and subject to the conditions set forth in this Agreement (the merger of Merger Sub with and into Symetra being referred to in this Agreement as the “Merger”) and becoming a wholly-owned subsidiary of Sumitomo as a result of the Merger, (b) approved the execution, delivery and performance by Sumitomo and Merger Sub of this Agreement and the consummation of the Merger and the other transactions contemplated hereby and (c) adopted and declared advisable this Agreement.

WHEREAS, the Board of Directors of Symetra has unanimously (a) determined that the Merger and the other transactions contemplated by this Agreement are fair to, advisable and in the best interests of Symetra and its stockholders, (b) approved the execution, delivery and performance of this Agreement by Symetra and consummation of the Merger and the other transactions contemplated hereby, (c) resolved to recommend the approval and adoption of this Agreement and the transactions contemplated hereby by the stockholders of Symetra and (d) adopted and declared advisable this Agreement.

WHEREAS, as an inducement to Sumitomo to enter this Agreement, White Mountains Insurance Group, Ltd. and Berkshire Hathaway Inc. (collectively, the “Significant Stockholders”) have each entered into a voting agreement (each, a “Voting Agreement” and, collectively, the “Voting Agreements”), pursuant to which each of the Significant Stockholders has agreed, among other things, to vote the shares of Common Stock held by it to adopt this Agreement.

WHEREAS, Symetra, Sumitomo and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and their respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I
DEFINED TERMS

Section 1.01      Certain Defined Terms. As used in this Agreement, the following terms have the meanings specified in this Section 1.01.

“Acceptable Confidentiality Agreement” means a written confidentiality agreement containing confidentiality terms that are no more favorable in the aggregate than those contained in the Confidentiality Agreement (as amended by the terms of this Agreement, including Section 6.06 hereof) and does not contain a provision that would prevent Symetra from complying with its obligations to provide any disclosure to Sumitomo required pursuant to Section 6.05(c) or Section 6.05(g).

“Acquisition Proposal” means any proposal or offer from any Person for a direct or indirect (a) merger, binding share exchange, recapitalization, reorganization, liquidation, dissolution, business combination or consolidation, or any similar transaction, involving Symetra, pursuant to which such Person (or the stockholders of any Person) would acquire, directly or indirectly, 15 percent or more of the aggregate voting power of Symetra or of the surviving entity in a merger involving Symetra or the resulting direct or indirect parent of Symetra or such surviving entity, (b) acquisition of 15 percent or more of the consolidated assets (based on the fair market value thereof) of Symetra and the Symetra Subsidiaries, taken as a whole, in one or a series of related transactions (including by way of reinsurance or otherwise) or (c) purchase, tender offer, exchange offer or other acquisition (including by way of merger, consolidation, share exchange or otherwise) that if consummated would result in the Beneficial Ownership by any Person of Securities representing 15 percent or more of the then-outstanding Common Stock (or of the shares of the surviving entity in a merger or of the direct or indirect parent of the surviving entity in a merger, in each case involving Symetra); provided that the term “Acquisition Proposal” will not include the Merger or the other transactions contemplated by this Agreement.

“Advisers Act” means the Investment Advisers Act of 1940, as amended, and the rules and regulations promulgated thereunder.

“Affiliate” means, with respect to any Person, another Person that directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such first Person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by Contract, as trustee or executor or otherwise.

“Affiliated Distributor” means any brokers, broker-dealers, insurance agents, producers, distributors or other Persons who market, produce or sell the Insurance Contracts, or any successors thereto, that are employees or Affiliates of Symetra.

“Beneficial Owner” means, with respect to a Security, any Person who, directly or indirectly, through any Contract, relationship or otherwise, has or shares (a) the power to vote, or to direct the voting of, such Security, (b) the power to dispose of, or to direct the disposition of, such Security or (c) the right to profit or share in any profit derived from a transaction in such Security. The term “Beneficial Ownership” will be construed accordingly.

“Benefit Plan” means any employment, bonus, deferred compensation, incentive compensation, stock purchase, stock option, Equity Right, Stock Plan, termination indemnity, redundancy, change in control, performance, retention, severance or termination pay, holiday pay, sick pay, workers’ compensation, vacation pay, fringe benefit, educational assistance, housing assistance, relocation or expatriate, moving expense reimbursement, hospitalization or other medical, life, disability, welfare benefit or other insurance, supplemental unemployment benefits, profit-sharing, pension, superannuation or retirement plan, program or Contract, Tax gross-up or Tax indemnity Contract and each other employee benefit plan, program, or Contract (including employment Contracts), whether written or oral, currently sponsored, maintained or contributed to or required to be contributed to by Symetra, any Symetra Subsidiary or any ERISA Affiliate of Symetra or any Symetra Subsidiary or with respect to which Symetra, any Symetra Subsidiary or any ERISA Affiliate of Symetra or any Symetra Subsidiary has any liability, in each case, for the benefit of any current or former director, officer or employee of Symetra or any Symetra Subsidiary, other than any Multiemployer Plan or any such plan, program or Contract that is required by applicable Law.

“Board of Directors” means the board of directors of a specified Person, or any committee thereof.

“Broker-Dealer Activities” means activities by a Person that would require such Person to register with the SEC as a broker or dealer under the Exchange Act, except activities conducted pursuant to an exemption from such registration.

“Burdensome Condition” means any arrangements, conditions or restrictions that (a) are not conditioned on the consummation of the transactions contemplated by this Agreement in accordance with the terms hereof; (b) as to the insurance regulatory approvals set forth in Section 5.04(b) of the Sumitomo Disclosure Letter, would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; or (c) as to the approvals of the FSA set forth in Section 5.04(b) of the Sumitomo Disclosure Letter, would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, financial condition, operations or results of operations of Sumitomo and the Sumitomo Subsidiaries (not including Symetra and the Symetra Subsidiaries), taken as a whole.

“Business Day” means any day, except Saturday or Sunday, on which commercial banks are not required or authorized to close in New York, New York, Dover, Delaware or Tokyo, Japan.

“Change” means a change, circumstance, condition, event, effect, development or state of facts.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means the Common Stock, par value $0.01 per share, of Symetra.

“Constituent Documents” means with respect to any entity, its certificate or articles of incorporation, bylaws and any similar charter or other organizational documents of such entity.

“Contract” means any legally binding contract, agreement, lease, sublease, license, sublicense, commitment, understanding, franchise, warranty, guaranty, mortgage, note, bond, option, warrant or other legally binding arrangement, in each case, whether written or oral and whether one or a series of related Contracts.

“DGCL” means the General Corporation Law of the State of Delaware, as amended.

“Distribution Agreement” means any Contract for the distribution, selling or revenue sharing related to the distribution of Insurance Contracts issued by any Symetra Insurance Subsidiary in an offering registered with the SEC, including any principal underwriting agreement for any Registered Insurance Contract.

“Environmental Law” means any Law relating to pollution or protection or preservation of the environment, including any Law pertaining to (a) treatment, storage, disposal, generation and transportation of toxic or hazardous substances or solid or hazardous waste, (b) air, water and noise pollution, (c) groundwater or soil contamination, (d) the release or threatened release into the environment of toxic or hazardous substances or solid or hazardous waste, including emissions, discharges, injections, spills, escapes or dumping into the environment of pollutants, contaminants or chemicals, (e) manufacture, processing, use, distribution, treatment, storage, disposal, transportation or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or oil or petroleum products or solid or hazardous waste, (f) underground and other storage tanks or vessels, abandoned, disposed or discarded barrels, containers and other closed receptacles, (g) public health and safety or (h) the protection of wild life, marine sanctuaries and wetlands, including all endangered and threatened species.

“Environmental Permit” means any permit, license, authorization or consent required pursuant to applicable Environmental Laws.

“Equity Right” means, with respect to any Person, any security or obligation convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, or any options, calls, restricted stock, deferred stock awards, stock units, “phantom” awards, dividend equivalents, or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock or earnings of such Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means, with respect to any entity, any trade or business, whether or not incorporated, that together with such entity and its Subsidiaries would be deemed a “single employer” within the meaning of Section 4001 of ERISA.

“ESPP” means the Symetra Financial Corporation Employee Stock Purchase Plan, amended and restated May 11, 2010.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Executive” means each of Tommie D. Brooks, Michael W. Fry, David S. Goldstein, Daniel R. Guilbert, Mark E. Hunt, Christine A. Katzmar Holmes, Thomas M. Marra and Margaret A. Meister.

“Expenses” means all reasonable out-of-pocket expenses (including reasonable fees and expenses of legal counsel, accountants, investment bankers, experts and consultants to a Party or its Affiliates) incurred by or on behalf of a Party in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated by this Agreement, including the preparation, printing, filing and mailing of the Proxy Statement and any amendments or supplements thereto, the solicitation of the Stockholder Approval and all other matters related to the transactions contemplated by this Agreement.

“Expense Reimbursement” means the amount of all documented Expenses, not to exceed $20,000,000 in the aggregate, incurred in connection with the transactions contemplated by this Agreement by Sumitomo and its Affiliates, on the one hand, or Symetra and its Affiliates, on the other hand.

“Financial Statements” means the consolidated financial statements of Symetra and the Symetra Subsidiaries included in the SEC Documents together, in the case of year-end statements, with reports thereon by Ernst & Young LLP, the independent auditors of Symetra for the periods included therein, including in each case a consolidated balance sheet, a consolidated statement of income, a consolidated statement of comprehensive income, a consolidated statement of changes in stockholders’ equity and a consolidated statement of cash flows, and accompanying notes.

“FSA” means the Financial Services Agency of Japan.

“Governmental Authority” means any (a) nation, region, state, county, city, town, village, district or other jurisdiction, (b) federal, state, local, municipal, foreign or other government, (c) department, agency or instrumentality of a foreign or other government, including any state-owned or state controlled instrumentality of a foreign or other government, (d) governmental or quasi-governmental entity of any nature (including any governmental agency, branch, department or other entity, any court or other tribunal, and the National Association of Insurance Commissioners), (e) international or multinational organization formed by states, governments or other international organizations, (f) organization that is designated by executive order pursuant to Section 1 of the United States International Organizations Immunities Act (22 U.S.C. 288 of 1945), as amended, and the rules and regulations promulgated thereunder or (g) other body (including any industry or self-regulating body) exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police or regulatory authority or power of any nature (including with respect to Taxes).

“Hazardous Substance” means any substance, material, contaminant, pollutant or waste that is regulated under any Environmental Law, including any admixture or solution thereof, and including petroleum and all derivatives thereof, asbestos or asbestos-containing materials in any form or condition and polychlorinated biphenyls.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” means, without duplication, (a) indebtedness for borrowed money, (b) obligations evidenced by bonds, debentures, notes, mortgages or similar instruments or securities, (c) obligations upon which interest charges are customarily paid (other than trade payables incurred in the ordinary course of business consistent with past practices), (d) obligations under conditional sale or other title retention Contracts relating to any property purchased, (e) obligations issued or assumed as the deferred purchase price of property or services (excluding obligations to creditors for inventory, services and supplies incurred in the ordinary course of business consistent with past practices), (f) obligations under capital leases, (g) reimbursement, payment or similar obligations under letters of credit and (h) all guarantees and Contracts with respect to any of the liabilities described in the foregoing clauses (a) through (g), other than clearing house guarantees. Notwithstanding the foregoing, “Indebtedness” will not include (i) obligations under operating leases or real property leases, (ii) undrawn letters of credit or (iii) intercompany indebtedness, obligations or liabilities between or among Symetra and any wholly-owned Symetra Subsidiaries.

“Independent Distributor” means the brokers, broker-dealers, insurance agents, producers, distributors or other Persons who market, produce or sell the Insurance Contracts, or any successors thereto, that are not employees or Affiliates of Symetra.

“Insurance Contracts” means the insurance or annuity policies and Contracts, together with all binders, slips, certificates, endorsements and riders thereto, issued or entered into by any Symetra Insurance Subsidiary.

“Insurance Laws” means any Law relating to the business of insurance or the regulation of insurance companies.

“Intellectual Property” means rights in all of the following as recognized under applicable Law, whether or not filed, perfected, registered or recorded, including all renewals: (a) all patents and applications for patents (including all invention disclosures) and all related reissues, reexaminations, divisions, renewals, extensions, provisionals, continuations and continuations in part (collectively, “Patents”), (b) all copyrights, copyright registrations and copyright applications, and copyrightable works (collectively, “Copyrights”), (c) all trade dress and trade names, logos, internet addresses and domain names, trademarks and service marks and related registrations and applications, including any renewals or extensions, and all other indicia of commercial source or origin (collectively, “Trademarks”), (d) all computer software (including source and object code), firmware, development tools, proprietary languages, algorithms, files, records and technical drawings (collectively, “Software”), (e) all mask works, mask work registrations and mask work applications, (f) all inventions (whether patentable or unpatentable and whether or not reduced to practice), know how, technology, technical data and (g) trade secrets, confidential business information, manufacturing and production processes and techniques, research and development information, financial, marketing and business data, pricing and cost information, business and marketing plans, advertising and promotional materials, customer, distributor, reseller and supplier lists and information, and other proprietary information of every kind (collectively, “Trade Secrets”).

“Intellectual Property License Agreements” means Contracts granting or obtaining any right to use or practice any rights under any Intellectual Property to which Symetra or any of the Symetra Subsidiaries is a party or otherwise bound.

“Internal IT Systems” means the hardware, Software, network and telecommunications equipment and internet-related information technology infrastructure owned or leased by Symetra or any of the Symetra Subsidiaries.

“Intervening Event” means a material Change with respect to Symetra and the Symetra Subsidiaries or the business of Symetra and the Symetra Subsidiaries, in each case taken as a whole, that (a) is unknown by the Board of Directors of Symetra as of or prior to the date of this Agreement, (b) is not reasonably foreseeable as of the date of this Agreement and (c) first occurs, arises or becomes known to the Board of Directors of Symetra after the date of this Agreement and on or prior to the date of the Stockholder Approval; provided that the receipt by Symetra of an Acquisition Proposal will not be deemed to constitute an Intervening Event.

“Investment Company Act” means the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

“IRS” means the U.S. Internal Revenue Service.

“Knowledge of Symetra” means the actual knowledge, after reasonable inquiry, of any of the individuals set forth in Section 1.01 of the Symetra Disclosure Letter.

“Knowledge of Sumitomo” means the actual knowledge, after reasonable inquiry, of any of the individuals set forth in Section 1.01 of the Sumitomo Disclosure Letter.

“Law” means any federal, state, local, municipal, foreign, international, multinational or other rule, regulation, statute, Order, ordinance, constitution, treaty, administrative interpretation, directive or code promulgated by any Governmental Authority, including any binding case law.

“Lease” means any lease, sublease, license, occupancy agreement or similar Contract relating to real property.

“Leased Real Property” means all real property interests of Symetra or any of the Symetra Subsidiaries acquired pursuant to any Lease.

“Lien” means any mortgage, claim, pledge, hypothecation, assignment, deposit agreement, encumbrance, lien (statutory or other), servitude, easement, right of way, community or other material property interest, option, preference, priority, right of first offer or refusal or other charge or security interest of any kind or nature whatsoever (including any conditional sale or other title retention Contract).

“Material Adverse Effect” means (a) a material adverse effect on the business, financial condition, operations or results of operations of Symetra and the Symetra Subsidiaries, taken as a whole or (b) a material adverse effect on the ability of Symetra to consummate the Merger without material delay or impairment; provided that, solely for purposes of clause (a), none of the following will be deemed, either alone or in combination, to constitute, and none of the following will be taken into account in determining whether there has been, a Material Adverse Effect: (i) any Change generally affecting economic, regulatory or political conditions, (ii) any Change generally affecting the financial, credit, securities or other capital markets in the United States or any foreign jurisdiction, (iii) any Change generally affecting the industries in which Symetra and the Symetra Subsidiaries operate, (iv) any hurricane, tornado, flood, earthquake, tsunami, volcanic eruption or other natural disaster, (v) any Change in national or international political conditions, including acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism occurring after the date of this Agreement, (vi) any Change occurring after the date of this Agreement in applicable Law, GAAP or SAP, (vii) the public announcement of the execution of this Agreement, (viii) any communication by Sumitomo regarding plans or intentions with respect to modifications in the employment or business relationship between Symetra or the Symetra Subsidiaries and their respective employees or distributors following the Effective Time, (ix) any failure by Symetra or the Symetra Subsidiaries to meet any internal or published projections, forecasts or revenue or earnings predictions for any period ending on or after the date of this Agreement (but not the facts or circumstances underlying or giving rise to such failure), (x) any change in the market price or trading volume of the securities of Symetra (but not the facts or circumstances underlying or giving rise to any such change) or (xi) the declaration and payment of a special dividend of $0.50 per share of Common Stock declared at or about the same time as Symetra’s second quarter 2015 earnings release, except, with respect to the foregoing clauses (i) through (vi), to the extent that the effects of any such matter are disproportionally adverse to the business, financial condition, operations or results of operations of Symetra and the Symetra Subsidiaries, taken as a whole, as compared to other companies operating in the industries and markets in which Symetra and the Symetra Subsidiaries operate.

“Multiemployer Plan” means any plan or Contract that is a multiemployer plan within the meaning of Sections 3(37) or 4001(a)(3) of ERISA.

“NYSE” means the New York Stock Exchange, Inc.

“Order” means any charge, order, writ, injunction, judgment, decree, ruling, determination, directive, award or settlement, whether civil, criminal or administrative.

“Owned Intellectual Property” means all issued Patents, registered Trademarks, or material unregistered Trademarks, registered Copyrights or material unregistered Copyrights, and Software material to the businesses of Symetra or the Symetra Subsidiaries, in each case, which are owned by Symetra or the Symetra Subsidiaries.

“Owned Real Property” means real property, together with all improvements and fixtures located thereon or attached or appurtenant thereto, owned in fee by Symetra or any Symetra Subsidiary, including all easements, licenses, rights and appurtenances relating to the foregoing.

“Permitted Liens” means (a) any Lien for Taxes not yet delinquent or which are being contested in good faith by appropriate proceedings and, in each case, for which adequate reserves have been established in the Financial Statements, as applicable, (b) carrier’s, warehousemen’s, mechanic’s, materialmen’s, repairmen’s or other similar Liens incurred in the ordinary course of business consistent with past practices or which are being contested in good faith for which adequate reserves have been established in accordance with GAAP, (c) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation, (d) Liens comprising deposits required by applicable Insurance Law, (e) easements, rights-of-way, restrictions and other similar encumbrances, which do not materially interfere with the use of the property subject thereto, (f) statutory Liens in favor of lessors arising in connection with leased property and (g) Liens that, individually or in the aggregate, do not, and would not reasonably be expected to, materially detract from the value of any of the property, rights or assets of the business of Symetra or any of the Symetra Subsidiaries or materially interfere with the use thereof as currently used by Symetra or, as the case may be, any of the Symetra Subsidiaries.

“Permits” means qualifications, registrations, franchises, filings, licenses, permits, certificates, consents, approvals or authorizations issued or granted by Governmental Authorities.

“Person” means an individual, corporation, limited liability company, general or limited partnership, association, trust, unincorporated organization, Governmental Authority, other entity or group (as defined in the Exchange Act).

“Personal Data” means a natural person’s name, street address, telephone number, e-mail address, photograph, social security number, driver’s license number, passport number, or customer or account number, or any other piece of information that allows the identification of a natural person.

“Preferred Stock” means the Preferred Stock, par value $0.01 per share, of Symetra.

“Proceeding” means an action, suit, claim, litigation, proceeding, arbitration, investigation, audit, charge, complaint, review or controversy, whether judicial or administrative.

“Registered Insurance Contract” means any Insurance Contract issued in an offering registered with the SEC, including variable life insurance and annuities and modified guaranteed annuities issued in a registered offering.

“Release” means any releasing, disposing, discharging, injecting, spilling, leaking, leaching, pumping, dumping, emitting, escaping, emptying, seeping, dispersal and migration, including the moving of any materials through, into or upon, any land, soil, surface water, groundwater or air, or otherwise entering into the environment.

“SAP” means, as to any Person, statutory accounting practices prescribed or permitted by the applicable Insurance Laws and the insurance regulatory authority of the jurisdiction in which such Person is domiciled.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder.

 “Securities” means, with respect to any Person, any class or series of common stock, preferred stock, membership interest and any other equity securities or capital stock of such Person, however described and whether voting or non-voting.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Separate Accounts” means the separate accounts maintained by the Symetra Insurance Subsidiaries that are utilized in connection with their respective Insurance Contracts.

“Stock Plan” means the Amended and Restated Symetra Equity Plan and any other equity or equity-based compensation plan of Symetra.

“Subsidiary” means, when used with respect to any Person, any other Person, whether incorporated or unincorporated, of which (a) more than 50 percent of the Securities or (b) Securities having by their terms ordinary voting power to elect more than 50 percent of the members of the Board of Directors or others performing similar functions with respect to such corporation or other organization, is directly owned or controlled by such Person or by any one or more of its Subsidiaries.

“Superior Proposal” means any bona fide binding written Acquisition Proposal (with the percentages set forth in the definition of such term changed from 15% to 50%) made by any Person (other than Sumitomo or Merger Sub) that has not been withdrawn and did not result from a breach of the provisions of Section 6.05 and that the Board of Directors of Symetra has determined in good faith (after consultation with outside legal counsel and a financial advisor of nationally recognized reputation) is more favorable to Symetra’s stockholders than the Merger and the other transactions contemplated by this Agreement (taking into account any proposals by Sumitomo to amend the terms of this Agreement), after giving due consideration to whether the Acquisition Proposal is (a) more favorable from a financial point of view to the stockholders of Symetra than the transactions contemplated by this Agreement and (b) reasonably capable of being completed, taking into account, in the case of both clause (a) and (b), all legal, financial, regulatory, timing and other aspects of such Acquisition Proposal, including the identity of the Person making such Acquisition Proposal.

“Symetra Broker-Dealer” means Symetra Securities, Inc.

“Tax” means (a) any federal, state, local or foreign tax, charge, fee, duty (including customs duty), levy or assessment, including any income, gross receipts, net proceeds, alternative or add-on minimum, corporation, ad valorem, turnover, real property, personal property (tangible or intangible), sales, use, franchise, excise, value added, goods and services, consumption, stamp, leasing, lease, user, transfer, fuel, excess profits, profits, occupational, premium, interest equalization, windfall profits, severance, license, registration, payroll, environmental, capital stock, capital duty, disability, estimated, gains, wealth, welfare, employee’s income withholding, other withholding, unemployment or social security or other tax of whatever kind that is imposed by any Governmental Authority, but not including any guarantee fund assessment, or (b) any interest, fines, penalties or additions resulting from, attributable to, or incurred in connection with any items described in this paragraph.

“Tax Return” means any report, return, filing, declaration, claim for refund, or information return or statement in connection with the determination, assessment, collection or imposition of any Taxes or otherwise related to Taxes, including any schedule or attachment, and including any amendment thereof.

“Taxing Authority” means, with respect to any Tax, the Governmental Authority that imposes such Tax or is otherwise responsible for Tax Returns and the agency, if any, charged with the collection of such Tax for such Governmental Authority.

“Termination Fee” means an amount equal to $95,000,000 payable pursuant to Section 9.03.

“Treasury Regulations” means the U.S. Treasury Regulations.

“Virus” means any virus, Trojan horse, time bomb, key-lock, worm, malicious code or other software, program or file designed to or able to, without the knowledge and authorization of Symetra or any of its Affiliates, disrupt, disable, harm or interfere with the operation of any Software, computer data, network, memory or hardware.

Section 1.02       Additional Defined Terms. For purposes of this Agreement, the following terms have the meanings specified in the indicated Section of this Agreement.

Defined Term	Section
“Agreement”	Preamble
“Alternative Acquisition Agreement”	Section 6.05(b)
“Approval”	Section 4.06(b)
“Captive Insurance Company”	Section 4.32
“Certificate”	Section 2.06(f)
“Certificate of Merger”	Section 2.03
“Change in Recommendation”	Section 6.03(b)
“Closing”	Section 2.02
“Closing Date”	Section 2.02
“Copyrights”	Section 1.01, definition of “Intellectual Property”
“Confidentiality Agreement”	Section 6.04(d)
“Continuing Employee”	Section 7.02(a)
“D&O Insurance”	Section 7.04(a)
“Defaulting Party”	Section 9.03(c)
“Dissenting Shares”	Section 2.06(c)
“Effective Time”	Section 2.03
“End Date”	Section 9.01(b)(i)
“Excess Reserve Financing Contracts”	Section 4.32
“Exercise Price”	Section 2.07(a)
“Exchange Agent”	Section 3.01(a)
“Exchange Fund”	Section 3.01(b)
“Excluded Shares”	Section 2.06(b)
“Filing”	Section 4.06(b)
“FINRA Rules”	Section 4.31(b)
“GAAP”	Section 4.07(b)

“Indemnified Persons”	Section 7.04(a)
“Insurance Reserves”	Section 4.24(a)
“In-the-Money Stock Option”	Section 2.07(a)
“Investment Assets”	Section 4.29(a)
“Investment Guidelines”	Section 4.29(a)
“Maximum Annual Premium”	Section 7.04(a)
“Measurement Date”	Section 4.03(b)
“Merger”	Recitals
“Merger Consideration”	Section 2.06(a)
“Merger Sub”	Preamble
“New Purchase Date”	Section 7.02(e)
“Offering Period”	Section 7.02(e)
“Parties”	Preamble
“Party”	Preamble
“Patents”	Section 1.01, definition of “Intellectual Property”
“Per Share Merger Consideration”	Section 2.06(a)
“Performance Unit Award”	Section 2.07(c)
“Performance Unit Consideration”	Section 2.07(c)
“Proxy Statement”	Section 4.09
“Recommendation”	Section 6.03(b)
“Representatives”	Section 6.04(a)
“Restraints”	Section 8.01(d)
“Restricted Stock”	Section 2.07(b)
“Restricted Stock Consideration”	Section 2.07(b)
“SEC”	Section 1.03
“SEC Documents”	Section 4.07(a)
“Significant Stockholders”	Recitals
“Software”	Section 1.01, definition of “Intellectual Property”
“Stock Option”	Section 2.07(a)
“Stock Option Consideration”	Section 2.07(a)
“Stockholder Approval”	Section 4.04(d)
“Stockholders Meeting”	Section 6.03(a)
“Sumitomo”	Preamble
“Sumitomo Disclosure Letter”	Article V
“Surviving Corporation Certificate of Incorporation”	Section 2.04
“Surviving Corporation”	Section 2.01
“Surviving Corporation Plans”	Section 7.02(b)
“Symetra”	Preamble
“Symetra Actuarial Analyses”	Section 4.24(b)
“Symetra Contracts”	Section 4.18(b)
“Symetra Disclosure Letter”	Article IV
“Symetra Financial Advisor”	Section 4.33
“Symetra Insurance Subsidiary”	Section 4.21(a)

“Symetra Reinsurance Contracts”	Section 4.23
“Symetra Statutory Statements”	Section 4.22(a)
“Symetra Subsidiary”	Section 4.02(a)
“Takeover Law”	Section 4.05
“Trade Secrets”	Section 1.01, definition of “Intellectual Property”
“Trademarks”	Section 1.01, definition of “Intellectual Property”
“Voting Agreement”	Recitals

Section 1.03          Interpretation. The language in this Agreement is to be construed in all cases according to its fair meaning. Sumitomo and Symetra acknowledge and agree that each Party and its counsel have reviewed and revised this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting Party or the Party in favor of which a clause has been drafted or in favor of the Party who has committed itself in a clause, is not to be employed in the interpretation of this Agreement. Whenever used herein, the words “include,” “includes” and “including” mean “include, without limitation,” “includes, without limitation” and “including, without limitation,” respectively. The masculine, feminine or neuter gender and the singular or plural number are each deemed to include the other whenever the context so indicates. The use of “or” is not intended to be exclusive unless expressly indicated otherwise. The word “days” means calendar days unless otherwise specified. Time periods within or following which any payment is to be made or act is to be done will, unless expressly indicated otherwise, be calculated by excluding the day on which the period commences and including the day on which the period ends and by extending the period to the next Business Day following if the last day of the period is not a Business Day. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole (including any Exhibits, Schedules and the Parties’ disclosure letters) and not to any particular provision of this Agreement, and all Article, Section, Exhibit and Schedule references are to this Agreement unless otherwise specified. Where this Agreement states that a Party “shall,” “will” or “must” perform in some manner or otherwise act or omit to act, it means that the Party is legally obligated to do so in accordance with this Agreement. Any reference to a statute, rule or regulation is deemed also to refer to any amendments or successor legislation as in effect at the relevant time. Any reference to a Contract or other document as of a given date means the Contract or other document as amended, supplemented and modified from time to time through such date. The table of contents and headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. The Symetra Disclosure Letter and the Sumitomo Disclosure Letter, as well as all other schedules and exhibits hereto, will be deemed part of this Agreement and included in any reference to this Agreement. Whenever this Agreement provides that documents or information have been “made available” to Sumitomo, Merger Sub or their Representatives, such documents or information will be deemed to have been so made available if (a) at least two Business Days prior to the date of this Agreement, they were filed as exhibits to the SEC Documents and publicly available on the internet website of the Securities and Exchange Commission (the “SEC”) or (b) not later than the last Business Day prior to the date of this Agreement, they were posted in the electronic data room entitled “Genesis” maintained at Merrill DataSite to which Sumitomo, Merger Sub and their Representatives have been granted access by Symetra, except, in each case, to the extent the contents of such documents were redacted.

ARTICLE II
THE MERGER AND CERTAIN RELATED MATTERS

Section 2.01          The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, at the Effective Time, Merger Sub will be merged with and into Symetra and the separate existence of Merger Sub will cease. Symetra will continue as the surviving corporation in the Merger (as such, the “Surviving Corporation”) as a wholly-owned Subsidiary of Sumitomo and will continue to be governed by the Laws of the State of Delaware. At the Effective Time, the effects of the Merger will be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, at the Effective Time, all of the property, rights, privileges, powers and franchises of Symetra and Merger Sub will vest in the Surviving Corporation, and all debts, liabilities and duties of Symetra and Merger Sub will become the debts, liabilities and duties of the Surviving Corporation.

Section 2.02          Closing. The closing of the Merger (the “Closing”) will take place at the offices of Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, New York 10017, at 10:00 a.m., local time, on the date when the Effective Time is to occur (the “Closing Date”).

Section 2.03          Effective Time. Subject to the provisions of this Agreement, on the Closing Date, Sumitomo and Symetra will file a certificate of merger as contemplated by the DGCL (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with, the DGCL. The Merger will become effective at such time as the Certificate of Merger is duly filed with such Secretary of State of the State of Delaware on the Closing Date, or at such other time as Sumitomo and Symetra may agree and specify in the Certificate of Merger. Subject to the provisions of this Agreement, unless otherwise agreed by Sumitomo and Symetra, Sumitomo and Symetra will cause the Effective Time to occur not later than the fourth Business Day after all of the conditions set forth in Article VIII have been fulfilled or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions). As used in this Agreement, the “Effective Time” means the time at which the Merger becomes effective.

Section 2.04          Surviving Corporation Constituent Documents.  At the Effective Time, (a) the certificate of incorporation of Symetra in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation (the “Surviving Corporation Certificate of Incorporation”) until thereafter amended in accordance with its terms and the DGCL and (b) the bylaws of Symetra in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with their terms, the terms of the Surviving Corporation Certificate of Incorporation, as may be amended, and the DGCL.

Section 2.05          Surviving Corporation Directors and Officers.

(a)            The directors of Merger Sub in office immediately prior to the Effective Time will be the initial directors of the Surviving Corporation and will hold office from the Effective Time until their respective successors are duly elected and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation Certificate of Incorporation and bylaws of the Surviving Corporation or otherwise as provided by applicable Law.

(b)            The officers of Symetra in office immediately prior to the Effective Time will be the initial officers of the Surviving Corporation and will hold office from the Effective Time until their respective successors are duly appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation Certificate of Incorporation and bylaws of the Surviving Corporation or otherwise as provided by applicable Law.

Section 2.06          Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Sumitomo, Merger Sub, Symetra or the holders of any of the following securities:

(a)            Each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than Excluded Shares and Dissenting Shares) will be converted into and will thereafter represent the right to receive $32.00 in cash, without interest (the “Per Share Merger Consideration” and in the aggregate for all shares of Common Stock, the “Merger Consideration”).

(b)            Each share of Common Stock owned by Sumitomo or Symetra or their respective direct or indirect wholly-owned Subsidiaries (“Excluded Shares”), in each case immediately prior to the Effective Time, will be canceled without any conversion thereof, and the Per Share Merger Consideration will not be paid with respect thereto.

(c)            Notwithstanding any provision of this Agreement to the contrary, if and to the extent required by the DGCL, shares of Common Stock which are issued and outstanding immediately prior to the Effective Time and which are held by holders of such shares of Common Stock who are entitled to demand and properly demand appraisal rights with respect thereto (the “Dissenting Shares”) in accordance with Section 262 of the DGCL, and who comply in all respects with Section 262 of the DGCL, will not be converted into the right to receive the Merger Consideration, and holders of such Dissenting Shares will be entitled to receive in lieu of the Merger Consideration payment of the appraised value of such Dissenting Shares determined in accordance with the provisions of Section 262 of the DGCL unless and until such holders fail to perfect or effectively withdraw, waive or otherwise lose their rights to appraisal and payment under Section 262 of the DGCL. If, after the Effective Time, any such holder fails to perfect or effectively withdraws, waives or loses such right, such Dissenting Shares will thereupon be treated as if they had been converted into and to have become exchangeable for, at the Effective Time, the right to receive the Merger Consideration payable in respect of Common Stock. Notwithstanding anything to the contrary contained in this Section 2.06(c), if this Agreement is terminated prior to the Effective Time, then the right of any stockholder to be paid the fair value of such stockholder’s Dissenting Shares pursuant to Section 262 of the DGCL will cease. Symetra will give Sumitomo (i) prompt notice of any written demands received by the Symetra for appraisal of Dissenting Shares, withdrawals of such demands and any other instruments served pursuant to the DGCL which are received by Symetra relating to such holder’s rights of appraisal and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. Symetra will not, except with the prior written consent of Sumitomo, make any payment with respect to any demand for appraisal or offer to settle or settle any such demands, and Sumitomo will not commit to make any such payment or enter into any such settlement prior to the Effective Time without the prior written consent of Symetra.

(d)            Each share of the common stock of Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into one fully paid and nonassessable share of common stock of the Surviving Corporation.

(e)            If after the date of this Agreement and prior to the Effective Time, Symetra pays a dividend in, splits, combines into a smaller number of shares, or issues by reclassification any shares of Common Stock (or undertakes any similar act), then the Per Share Merger Consideration will be appropriately adjusted to provide to the holders of the Common Stock the same economic effect as contemplated by this Agreement prior to such action, and as so adjusted will, from and after the date of such event, be the Per Share Merger Consideration, subject to further adjustment in accordance with this provision.

(f)            From and after the Effective Time, the Common Stock converted into the Merger Consideration pursuant to this Section 2.06 will no longer remain outstanding and will automatically be cancelled and retired and will cease to exist, and each holder of a certificate previously representing any such Common Stock or shares of Common Stock that are in non-certificated book-entry form (either case being referred to in this Agreement, to the extent applicable, as a “Certificate”) will thereafter cease to have any rights with respect to such Common Stock except the right to receive the Merger Consideration and any dividends or other distributions as provided in Section 3.01(e).

Section 2.07      Treatment of Equity Compensation Awards.

(a)            At  the Effective Time, without any further action on the part of any holder thereof, each stock option to purchase shares of Common Stock granted under any Stock Plan (each, a “Stock Option”) that is outstanding and unexercised immediately prior to the Effective Time and that has an exercise price per share of Common Stock underlying such Stock Option (the “Exercise Price”) that is less than the Per Share Merger Consideration (each such Stock Option, an “In-the-Money Stock Option”), whether or not vested, will be cancelled and converted into the right to receive an amount in cash, without interest, determined by multiplying (i) the excess of the Per Share Merger Consideration over the Exercise Price of such In-the-Money Stock Option by (ii) the number of shares of Common Stock subject to such In-the-Money Stock Option (such amount, the “Stock Option Consideration”).  At the Effective Time, each Stock Option that is outstanding and unexercised immediately prior to the Effective Time and that has an Exercise Price that is equal to or greater than the Per Share Merger Consideration, whether or not vested, will be cancelled and the holder of such Stock Option will not be entitled to receive any payment in exchange for such cancellation.

(b)            At the Effective Time, each award of shares of Common Stock granted under any Stock Plan that remains subject to vesting conditions (the “Restricted Stock”) that is outstanding immediately prior to the Effective Time will be cancelled and converted into the right to receive an amount in cash, without interest, determined by multiplying (i) the Per Share Merger Consideration by (ii) the number of shares of Restricted Stock (such amount, the “Restricted Stock Consideration”), for the avoidance of doubt, without taking into consideration any performance-based vesting criteria.

(c)            At the Effective Time, each performance unit award granted under any Stock Plan that is outstanding immediately prior to the Effective Time, whether or not vested (each, a “Performance Unit Award”), will be canceled and converted into the right to receive an amount in cash, calculated by determining the amount that would have been paid with respect to such Performance Unit Award for the subject award’s full performance period, based on annualized performance for the subject award through the period ended on the December 31 immediately preceding the Effective Time as if such annualized performance was achieved over the full subject award period (based on the conditions set for payment of such Performance Unit Award for the subject award period) (such amount, the “Performance Unit Consideration”).

(d)            Sumitomo will cause the Surviving Corporation to pay the Stock Option Consideration, the Restricted Stock Consideration and the Performance Unit Consideration less any amounts required to be deducted or withheld with respect to the making of such payment under any applicable Law, at or reasonably promptly after the Effective Time, but in no event later than five Business Days after the Effective Time, through the payroll system of the Surviving Corporation.

(e)            Prior to the Effective Time, the Board of Directors of Symetra (or, if appropriate, any committee thereof administering any Stock Plan) will adopt such resolutions and take such other actions as are necessary in order to effectuate the actions contemplated by this Section 2.07, without paying any consideration or incurring any debts or obligations on behalf of Symetra or the Surviving Corporation (other than as to the payment of the Stock Option Consideration, Restricted Stock Consideration and Performance Unit Consideration), provided that such resolutions and actions shall expressly be conditioned upon the consummation of the Merger and the other transactions contemplated hereby and shall be of no effect if this Agreement is terminated.

ARTICLE III
PAYMENT FOR SHARES

Section 3.01       Surrender and Payment.

(a)            Prior to the Effective Time, Sumitomo will appoint a U.S. bank or trust company reasonably acceptable to Symetra (the “Exchange Agent”) for the purpose of exchanging Certificates for the Merger Consideration. As soon as reasonably practicable after the Effective Time, but in no event more than two Business Days following the Effective Time, Sumitomo will send, or will cause the Exchange Agent to send, to each holder of record of shares of Common Stock as of the Effective Time, whose shares of Common Stock were converted into the right to receive the Merger Consideration, a letter of transmittal (which will specify that the delivery will be effected, and risk of loss and title will pass, only upon proper delivery of the Certificates (or effective affidavits of loss in lieu thereof) to the Exchange Agent) in such form as Symetra and Sumitomo may reasonably agree, including instructions for use in effecting the surrender of Certificates (or effective affidavits of loss in lieu thereof) to the Exchange Agent in exchange for the Merger Consideration.

(b)            At or prior to the Effective Time, Sumitomo will cause to be deposited with the Exchange Agent, in trust for the benefit of the holders of shares of Common Stock, an amount of cash in United States dollars sufficient to make the payments contemplated by Section 2.06, payable upon due surrender of the Certificates (or effective affidavits of loss in lieu thereof) pursuant to the provisions of this Article III. All cash deposited with the Exchange Agent is referred to in this Agreement as the “Exchange Fund.” The Exchange Agent will, pursuant to irrevocable instructions from Sumitomo, deliver the appropriate Merger Consideration out of the Exchange Fund. The Exchange Fund will not be used for any other purpose. The Exchange Agent will invest any cash included in the Exchange Fund as directed by Sumitomo; provided that no such investment or losses thereon will affect the Merger Consideration payable to holders of shares of Common Stock entitled to receive such consideration and Sumitomo will promptly cause to be provided additional funds to the Exchange Agent for the benefit of holders of shares of Common Stock entitled to receive such consideration in the amount of any such losses. Any interest and other income resulting from such investments will be the property of, and paid to, Sumitomo.

(c)            Each holder of shares of Common Stock that have been converted into the right to receive the Merger Consideration, upon surrender to the Exchange Agent of a Certificate (or effective affidavits of loss in lieu thereof), together with a properly completed letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, will be entitled to receive in exchange therefor a check or wire transfer in the amount, if any, that such holder has the right to receive in cash pursuant to Section 2.06 and this Article III. The Merger Consideration will be paid as promptly as practicable (by mail or, to the extent commercially practicable, made available for collection by hand if so elected by the surrendering holder of a Certificate) after receipt by the Exchange Agent of the Certificate and letter of transmittal in accordance with the foregoing. No interest will be paid or accrued on any Merger Consideration or on any unpaid dividends and distributions payable to holders of Certificates.

(d)            If any cash payment is to be made to a Person other than the Person in whose name the applicable surrendered Certificate is registered, it will be a condition of such payment that the Person requesting such payment will pay any transfer or other similar Taxes required by reason of the making of such cash payment to a Person other than the registered holder of the surrendered Certificate or will establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(e)            After the Effective Time, there will be no further registration of transfers of shares of Common Stock outstanding prior to the Effective Time other than as provided for in Section 2.06(e).  From and after the Effective Time, the holders of Certificates representing shares of Common Stock outstanding immediately prior to the Effective Time will cease to have any rights with respect to such shares of Common Stock except as otherwise provided in this Agreement or by applicable Law. If, after the Effective Time, Certificates are presented to the Exchange Agent or Sumitomo, they will be cancelled and exchanged for the consideration provided for, and in accordance with the procedures set forth in Article II and this Article III. Notwithstanding anything to the contrary contained in this Agreement, the Surviving Corporation is obligated to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by Symetra with respect to shares of Common Stock in accordance with the terms of this Agreement prior to the Effective Time which remain unpaid at the Effective Time.

(f)            Any portion of the Exchange Fund that remains unclaimed by the holders of shares of Common Stock one year after the Effective Time will be returned to Sumitomo, upon demand, and any such holder who has not exchanged his or her shares of Common Stock for the Merger Consideration in accordance with this Article III prior to that time will thereafter look only to Sumitomo for delivery of the Merger Consideration in respect of such holder’s shares of Common Stock.

(g)            Neither Sumitomo, the Surviving Corporation nor the Exchange Agent will be liable to any former holder of Common Stock for any portion of the Merger Consideration delivered to any Government Authority pursuant to any applicable abandoned property, escheat or similar Law. In the event any Certificate has not been surrendered prior to the date as of which such Certificate or the Merger Consideration payable upon the surrender thereof escheats to or otherwise becomes the property of any Governmental Authority, Sumitomo, the Surviving Corporation and the Exchange Agent will be permitted to comply with such Laws and the Merger Consideration otherwise payable upon the surrender of such Certificate will be treated for all purposes under this Agreement as having been paid to the holder of the shares of Common Stock represented by such Certificate.

Section 3.02         Lost, Stolen or Destroyed Certificates. If any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Sumitomo, the posting by such Person of a bond, in such reasonable and customary amount as Sumitomo may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Common Stock represented by such Certificate as contemplated by Article II and this Article III.

Section 3.03         Withholding Rights. Sumitomo, Symetra, the Surviving Corporation and the Exchange Agent will be entitled to deduct and withhold from any amount otherwise payable pursuant to this Agreement such amounts as Sumitomo, Symetra, the Surviving Corporation or the Exchange Agent is required to deduct or withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax Law. To the extent that amounts are so deducted or withheld and paid over to the applicable Governmental Authority or Taxing Authority, such deducted or withheld amounts will be treated for all purposes under this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 3.04         Further Assurances. After the Effective Time, the directors and officers of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of Symetra, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of Symetra, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SYMETRA

Except as otherwise disclosed in (a) the SEC Documents filed with the SEC and publicly available on the internet website of the SEC at least two Business Days prior to the date of this Agreement (excluding any portions of such SEC Documents that have been redacted and excluding any disclosure set forth in the sections titled “Risk Factors” or “forward-looking statements” or in any other section to the extent the disclosure is a forward-looking statement or cautionary, predictive or forward-looking in nature) or (b) the letter (the “Symetra Disclosure Letter”) dated as of the date hereof and delivered to Sumitomo by Symetra with respect to this Agreement (it being understood that any information contained therein will qualify and apply to the representations and warranties in this Article IV to which the information is specifically stated as referring to and will qualify and apply to other representations and warranties in this Article IV to the extent that it is reasonably apparent upon reading such information that such disclosure also qualifies or is responsive to such other sections), except that no information set forth in the SEC Documents will qualify or apply to the representations and warranties set forth in Section 4.03, Section 4.04, Section 4.06(b) or Section 4.34), Symetra represents and warrants to Sumitomo and Merger Sub as follows:

Section 4.01          Organization. Symetra is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. Symetra (a) has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and (b) is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it make such licensing or qualification necessary, except where failure to have such power and authority, or to be so licensed, qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect. Symetra has made available to Sumitomo accurate and complete copies of its Constituent Documents, as amended and in effect on the date of this Agreement.

Section 4.02          Subsidiaries.

(a)            Each Subsidiary of Symetra (individually, a “Symetra Subsidiary” and collectively, the “Symetra Subsidiaries”) is a corporation duly incorporated or a limited liability company, partnership or other entity duly organized and is validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization. Each Symetra Subsidiary (a) has all requisite corporate or other power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and (b) is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it make such licensing or qualification necessary, except where failure to have such power and authority, or to be so licensed, qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

(b)            Symetra or one or more Symetra Subsidiaries is the record holder and Beneficial Owner of all of the outstanding Securities of each Symetra Subsidiary, free and clear of any Liens and free of any other limitation or restriction, including any limitation or restriction on the right to vote, sell, transfer or otherwise dispose of the Securities, other than generally applicable limitations or restrictions on transfer arising under applicable securities Laws and applicable Insurance Laws governing the acquisition of control of the Symetra Insurance Subsidiaries. All of the Securities so owned by Symetra have been duly authorized and validly issued and are fully paid and nonassessable, and no such shares have been issued in violation of any preemptive or similar rights by which Symetra or any Symetra Subsidiary is bound. Except for the Securities of the Symetra Subsidiaries and investment assets acquired in the ordinary course of business consistent with the investment policies and guidelines applicable to Symetra at the time of acquisition, Symetra does not own, directly or indirectly, any Securities or other ownership interests in any Person or any Indebtedness of any Person.

Section 4.03          Capitalization.

(a)            The authorized capital stock of Symetra consists of 750,000,000 shares of Common Stock and 10,000,000 shares of Preferred Stock.

(b)            At the close of business on August 7, 2015 (the “Measurement Date”), 116,134,057 shares of Common Stock were issued and outstanding, 6,716,203 shares of Common Stock were reserved for issuance pursuant to the Stock Plans or pursuant to individual equity compensation award agreements, and no shares of Preferred Stock were issued and outstanding. Except as set forth above, as of the Measurement Date, no other Securities of Symetra were issued, reserved for issuance or outstanding. All issued and outstanding shares of Common Stock have been, and all shares of Common Stock that may be issued pursuant to the exercise of outstanding Equity Rights will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable and are subject to no preemptive or similar rights by which Symetra or any Symetra Subsidiary is bound. From the close of business on the Measurement Date to the date of this Agreement, Symetra has not (i) issued or authorized the issuance of any shares of Common Stock or Preferred Stock, or any securities convertible into or exchangeable or exercisable for shares of Common Stock or Preferred Stock, except for the issuance of Common Stock as a result of the exercise of Stock Options outstanding at the close of business on the Measurement Date, (ii) reserved for issuance any shares of Common Stock or Preferred Stock or (iii) repurchased or redeemed, or authorized the repurchase or redemption of, any shares of Common Stock.

(c)            Section 4.03(c) of the Symetra Disclosure Letter sets forth the number of shares of Common Stock authorized for issuance under each Stock Plan and, as of the Measurement Date, the aggregate number of shares of Common Stock subject to outstanding awards, whether or not vested, under each Stock Plan. Symetra has made available to Sumitomo the forms of grant agreements related to such awards. No changes (other than changes in vesting terms to accommodate particular circumstances) have been made to such forms in connection with any award that increase the rights provided under such an award in a manner that is materially detrimental to Symetra.

(d)            There are no preemptive or similar rights that obligate Symetra or any of the Symetra Subsidiaries to issue or sell any Securities of Symetra or any Symetra Subsidiary. Neither Symetra nor any Symetra Subsidiary has outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for Securities having the right to vote) with the holders of any class of Securities of Symetra or any Symetra Subsidiary on any matter submitted to such holders of Securities. Except pursuant to this Agreement and as described above, there are no options, warrants, calls, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, Contracts or undertakings of any kind to which Symetra or any Symetra Subsidiary is a party or by which any of them is bound (i) obligating Symetra or any Symetra Subsidiary to issue, deliver, sell or transfer or repurchase, redeem or otherwise acquire, or cause to be issued, delivered, sold or transferred or repurchased, redeemed or otherwise acquired, any Securities of Symetra or any Symetra Subsidiary, or any Security convertible or exercisable for or exchangeable into any Securities of Symetra or any Symetra Subsidiary, (ii) obligating Symetra or any Symetra Subsidiary to issue, grant, extend or enter into any such option, warrant, call, right, security, Contract or undertaking or (iii) that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of Securities of Symetra or any Symetra Subsidiary. There are no proxies, voting trusts or other Contracts to which Symetra or any Symetra Subsidiary is a party or by which any of them is bound with respect to the voting of the Securities of Symetra or any Symetra Subsidiary or the registration of the Securities of Symetra or the Symetra Subsidiaries under any United States or foreign securities Law.

Section 4.04         Authorization; Board Approval; Voting Requirements.

(a)            Symetra has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to obtaining the Stockholder Approval, to consummate the Merger and the other transactions contemplated by this Agreement. The execution, delivery and performance by Symetra of this Agreement and the consummation by Symetra of the Merger and the other transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action on the part of Symetra, subject to receipt of the Stockholder Approval and the filing of the appropriate merger documents as required by the DGCL. This Agreement has been duly and validly executed and delivered by Symetra and, assuming due authorization, execution and delivery by Sumitomo and Merger Sub, is a legal, valid and binding obligation of Symetra, enforceable against Symetra in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by general principles of equity.

(b)            The Board of Directors of Symetra, at a meeting duly called and held, has unanimously adopted resolutions approving an amendment to Symetra’s bylaws to include the provision set forth in Exhibit A.  As of the date of this Agreement, such resolutions have not been amended or withdrawn.

(c)            The Board of Directors of Symetra, at a meeting duly called and held, has unanimously adopted resolutions approving this Agreement, declaring this Agreement advisable and recommending that Symetra’s stockholders adopt this Agreement.  As of the date of this Agreement, such resolutions have not been amended or withdrawn.

(d)            The affirmative vote of holders of a majority of the outstanding shares of Common Stock at the Stockholders Meeting, or any adjournment or postponement thereof, to adopt this Agreement (the “Stockholder Approval”) is the only vote or approval of the holders of any class or series of Securities of Symetra necessary to adopt this Agreement.

Section 4.05               Takeover Statutes; No Restrictions on the Merger. No “fair price,” “moratorium,” “control share acquisition,” “business combination” or similar anti-takeover statute or regulation (“Takeover Law”) is applicable to the Merger or the other transactions contemplated by this Agreement. Assuming the representations of Sumitomo and Merger Sub set forth in Section 5.07 are true and correct, Symetra has taken all necessary action to render the restrictions on business combinations contained in Section 203 of the DGCL inapplicable to this Agreement, the Voting Agreements, the Merger and the transactions contemplated by this Agreement and the Voting Agreements. No other Takeover Laws or provisions in the Constituent Documents of Symetra having such effect are applicable to the Merger, this Agreement, the Voting Agreements or any of the transactions contemplated hereby or thereby.

Section 4.06               Consents and Approvals; No Violations.

(a)            Assuming that all Approvals of or from, or Filings with, Governmental Authorities described in Section 4.06(b) and Section 5.04(b) have been obtained or made, and that the Stockholder Approval is obtained, the execution and delivery of this Agreement by Symetra does not and the consummation by Symetra of the transactions contemplated by this Agreement will not (i) conflict with any provisions of the Constituent Documents of Symetra or any material Symetra Subsidiary, (ii) violate any Law or Order, (iii) result, after the giving of notice, with lapse of time, or otherwise, in any violation, default or loss of a benefit under, or permit the acceleration or termination of any obligation under or require any consent under, any Contract, (iv) result in the creation or imposition of any Lien (other than Permitted Liens) upon any properties or assets of Symetra or any Symetra Subsidiary or (v) cause the suspension or revocation of any Permit of Symetra or any Symetra Subsidiary, except, in the case of clauses (ii), (iii), (iv) and (v), any matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

(b)            No clearance, consent, approval, order, waiver, license or authorization of or from (an “Approval”), or declaration, registration or filing with, or notice to, any Governmental Authority (a “Filing”) is required to be made or obtained by Symetra or any Symetra Subsidiary in connection with the execution or delivery of this Agreement by Symetra or the consummation by Symetra of the transactions contemplated by this Agreement, except for (i) compliance by Symetra with the HSR Act, (ii) the matters set forth in Section 4.06(b) of the Symetra Disclosure Letter, (iii) the filing with the SEC of the Proxy Statement in accordance with Regulation 14A promulgated under the Exchange Act and such reports under and such other compliance with the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (iv) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL and (v) such other matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

Section 4.07          SEC Reports; Financial Statements.

(a)            Symetra has timely filed or furnished all registrations, statements, reports, schedules, forms, statements and other documents required to be filed or furnished by it with or to the SEC since January 1, 2012 (together with all exhibits, financial statements and schedules thereto and all information incorporated therein by reference, the “SEC Documents”). As of its respective date, or, if amended, as of the date of the last such amendment, each of the SEC Documents complied when filed or furnished (or, if applicable, when amended) in all material respects with the requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act applicable to such SEC Documents and did not, and any SEC Documents filed with the SEC subsequent to the date of this Agreement will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)            The Financial Statements, which have been derived from the books and records of Symetra and the Symetra Subsidiaries, complied at the time they were filed as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis (“GAAP”) throughout the periods presented, except as otherwise noted therein. The consolidated balance sheets (including the related notes) included in the Financial Statements present fairly in all material respects the financial position of Symetra and the Symetra Subsidiaries as at the respective dates thereof, and the consolidated statements of income, consolidated statements of comprehensive income, consolidated statements of changes in stockholders’ equity and consolidated statements of cash flows (in each case including the related notes) included in such Financial Statements present fairly in all material respects the results of operations, stockholders’ equity and cash flows of Symetra and the Symetra Subsidiaries for the respective periods indicated, subject, in the case of any unaudited interim Financial Statements, to normal and recurring year-end adjustments.

(c)            The books and records of Symetra and the Symetra Subsidiaries (i) are accurate and complete in all material respects, (ii) have been maintained in all material respects in accordance with applicable Law and (iii) are in material compliance with all record keeping maintenance requirements in applicable Insurance Contracts.

(d)            As of the date of this Agreement, Symetra has provided Sumitomo with accurate and complete unredacted copies of all documents filed as exhibits to the SEC Documents subject to a request to the staff of the SEC for confidential treatment. Symetra has not submitted any request for confidential treatment of documents filed as exhibits to the SEC Documents that as of the date of this Agreement is currently pending or that has otherwise not been acted upon by staff of the SEC. Symetra has timely responded to all comment letters of the staff of the SEC received by it since January 1, 2012 relating to the SEC Documents, and the SEC has not asserted that any of such responses are inadequate, insufficient or otherwise non-responsive. None of the SEC Documents is, to the Knowledge of Symetra, the subject of ongoing SEC review.

(e)            The audit committee of the Board of Directors of Symetra has established “whistleblower” procedures that meet the requirements of Exchange Act Rule 10A-3 in all material respects, and has made available to Sumitomo accurate and complete copies of such procedures. Since January 1, 2012 and except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect, neither Symetra nor any Symetra Subsidiary has received any “complaints” (within the meaning of Exchange Act Rule 10A-3) in respect of any accounting, internal accounting controls or auditing matters and, to the Knowledge of Symetra, no complaint seeking relief under Section 806 of the Sarbanes-Oxley Act has been filed with the United States Secretary of Labor and no employee has threatened to file any such complaint.

Section 4.08          Absence of Undisclosed Liabilities. Symetra and the Symetra Subsidiaries do not have any liabilities or obligations, whether or not accrued, known or unknown, contingent or otherwise, and whether or not required to be recorded or reflected in a balance sheet prepared in accordance with GAAP or SAP, other than liabilities or obligations (a) reserved against in the Financial Statements included in the SEC Documents filed with the SEC and publicly available at least two Business Days prior to the date of this Agreement or specifically disclosed in the notes thereto, (b) that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect or (c) incurred pursuant to or in connection with this Agreement and the transactions contemplated hereby in accordance with this Agreement.

Section 4.09         Proxy Statement. The letter to stockholders, notice of meeting, proxy statement and form of proxy that will be provided to the stockholders of Symetra in connection with the Merger (including any amendments or supplements thereto) and any annexes, schedules or exhibits required to be filed with the SEC in connection therewith (collectively, the “Proxy Statement”) will not, on the date of filing with the SEC, at the time first mailed to the stockholders of Symetra and at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Symetra makes no representation or warranty with respect to information supplied in writing by Sumitomo, Merger Sub or any Representative or Affiliate of Sumitomo or Merger Sub for inclusion or incorporation by reference in the Proxy Statement. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act.

Section 4.10         Absence of Certain Changes. Since January 1, 2015, (a) Symetra and the Symetra Subsidiaries have conducted their respective businesses only in the ordinary course of business consistent with past practice and (b) there have not been any Changes that, individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect.

Section 4.11          Litigation. There is no Proceeding (whether at Law or in equity) pending, or, to the Knowledge of Symetra, threatened against or otherwise affecting Symetra or any Symetra Subsidiary or any of their respective directors, officers, properties or assets or any of the Separate Accounts, that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect. There is no Order outstanding against or, to the Knowledge of Symetra, investigation by any Governmental Authority involving Symetra or any Symetra Subsidiary or any of their respective directors, officers, properties or assets or any of the Separate Accounts, that, individually or in the aggregate, has had or would reasonable be expected to have a Material Adverse Effect.

Section 4.12          Compliance with Laws.

(a)            Each of Symetra and the Symetra Subsidiaries hold all material Permits necessary for the lawful conduct of their respective businesses or ownership of their respective assets and properties, except where failure to hold Permits, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect. Each of Symetra and the Symetra Subsidiaries is in compliance with the terms of the Permits, except where non-compliance, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect. Neither Symetra nor the Symetra Subsidiaries has received at any time since January 1, 2012 any notice or other written communication from any Governmental Authority regarding any actual or threatened revocation, withdrawal, suspension, cancellation, termination or material modification of any Permit, except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

(b)            Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect, Symetra, the Symetra Subsidiaries and the Separate Accounts are and, since January 1, 2012, have been, in compliance with all applicable Laws. Since January 1, 2012, neither Symetra nor any of the Symetra Subsidiaries has received any written notice or, to the Knowledge of Symetra, other communication from any Governmental Authority regarding any actual or possible noncompliance with any Law by Symetra, any of the Symetra Subsidiaries or any of the Separate Accounts, except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

(c)            Each of the principal executive officer of Symetra and the principal financial officer of Symetra (or each former principal executive officer of Symetra and each former principal financial officer of Symetra, as applicable) has made all applicable certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the SEC Documents, and the statements contained in such certifications are accurate and complete. For purposes of this Agreement, “principal executive officer” and “principal financial officer” will have the meanings given to such terms in the Sarbanes-Oxley Act.

(d)            Symetra maintains a system of “internal control over financial reporting” (as defined in Rule 13a-15(f) of the Exchange Act) sufficient to provide reasonable assurance (i) that receipts and expenditures are made in accordance with management’s authorization, (ii) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Symetra’s properties or assets that could have a material effect on the financial statements.

(e)            Symetra’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are reasonably designed to ensure that information required to be disclosed by Symetra in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time period specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Symetra’s principal executive officer and principal financial officer as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the principal executive officer and principal financial officer of Symetra required under the Exchange Act with respect to such reports.

(f)            Since January 1, 2012, neither the audit committee of the Board of Directors of Symetra nor, to the Knowledge of Symetra, any of Symetra’s outside auditors has received any oral or written notification of (i) any “significant deficiencies” or “material weaknesses” in the design or operation of internal control over financial reporting which could reasonably be expected to adversely affect Symetra’s ability to record, process, summarize and report financial information or (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Symetra’s internal control over financial reporting. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” will have the meanings assigned to them in Appendix A of Auditing Standard No. 5 of the Public Company Accounting Oversight Board, as in effect on the date of this Agreement. Symetra’s current outside auditors have confirmed to Symetra in writing that they are independent registered certified public accountants as required by the Exchange Act and the rules of the Public Company Accounting Oversight Board.

(g)            Since January 1, 2012, (i) neither Symetra nor any Symetra Subsidiary has received any complaint, allegation, assertion or claim regarding accounting, internal accounting controls or auditing practices, procedures, methodologies or methods of Symetra or any Symetra Subsidiary or any concerns from employees of Symetra or any Symetra Subsidiary regarding questionable accounting or auditing matters with respect to Symetra or any Symetra Subsidiary relating to periods after January 1, 2012, in each case, which complaint, allegation, assertion, claim or concern would reasonably be expected to be material to Symetra and the Symetra Subsidiaries, taken as a whole, and (ii) to the Knowledge of Symetra, no attorney representing Symetra or any Symetra Subsidiary, whether or not employed by Symetra or any Symetra Subsidiary, has reported evidence of a violation of securities Laws, breach of fiduciary duty or similar violation by Symetra or any of its directors, officers, employees or agents to the Board of Directors of Symetra or any committee thereof or to the general counsel or chief executive officer of Symetra pursuant to the rules of the SEC adopted under Section 307 of the Sarbanes-Oxley Act.

(h)            This Section 4.12 does not relate to Tax matters (which is the subject of Section 4.13), employee plan matters (which is the subject of Section 4.15), intellectual property matters (which is the subject of Section 4.17), or environmental matters (which is the subject of Section 4.19).

Section 4.13          Taxes.

(a)            Symetra and each Symetra Subsidiary has (i) duly and timely filed (or there have been duly and timely filed on its behalf), taking into account extensions, with the appropriate Governmental Authorities or Taxing Authorities all Tax Returns required to be filed by it in respect of any material Taxes, which Tax Returns were accurate and complete in all material respects, (ii) duly and timely paid in full (or Symetra has paid on the Symetra Subsidiaries’ behalf) all Taxes shown as due on such Tax Returns or established adequate reserves therefor in accordance with GAAP, (iii) duly and timely paid in full, or established adequate reserves in accordance with GAAP for, all material Taxes that are due and payable by it, whether or not such Taxes were asserted by the relevant Governmental Authority or Taxing Authority, (iv) established adequate reserves in accordance with GAAP for the payment of all material Taxes not yet due and payable by Symetra and each Symetra Subsidiary on the most recent financial statements contained in the SEC Documents through the date thereof and (v) complied in all material respects with all Laws applicable to the withholding and payment over of Taxes and has timely withheld and paid over (or set aside in accounts for such purpose) to, or, where amounts have not been so withheld, established adequate reserves in accordance with GAAP for the payment to, the respective proper Governmental Authorities or Taxing Authorities all material amounts required to be so withheld and paid over.

(b)            There is no Proceeding now pending, outstanding or, to the Knowledge of Symetra as of the date of this Agreement, threatened (in writing or otherwise) against or with respect to Symetra or any Symetra Subsidiary in respect of any material Taxes or material Tax Returns.

(c)            There are no Tax rulings or determinations, requests for Tax rulings or determinations, closing agreements, advanced pricing agreements, or other similar agreements or requests (including any gain recognition agreements under Section 367 of the Code and applications for a change in accounting method or to change the basis for determining items under Section 481 or Section 807 of the Code), filed, pending or in effect with any Taxing Authority relating to Symetra or any Symetra Subsidiary which would reasonably be expected to materially affect Symetra’s or such Symetra Subsidiary’s liability for Taxes.

(d)            There are no Tax sharing agreements, Tax indemnity agreements or other similar Contracts (other than Contracts between Symetra and the Symetra Subsidiaries and indemnities or gross-ups included in ordinary course Contracts) that will require any payment by Symetra or any Symetra Subsidiary of any material Tax of another Person after the Closing Date.

(e)            None of Symetra or any Symetra Subsidiary has any material liability for Taxes as a result of having been a member of any affiliated group within the meaning of Section 1504(a) of the Code, or any similar affiliated, consolidated, combined or unitary group for Tax purposes under state, local or foreign Law (other than a group the common parent of which is Symetra or any Symetra Subsidiary), or has any material liability for the Taxes of any Person (other than Symetra or the Symetra Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), or as a transferee or successor.

(f)            None of Symetra or any Symetra Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting under Section 481 of the Code (or any similar provision of state, local or foreign Law), or change in the basis for determining any item referred to in Section 807(c) of the Code, for a taxable period ending on or prior to the Closing Date, (ii) installment sale or open transaction disposition made on or prior to the Closing Date, (iii) prepaid amount received on or prior to the Closing Date outside of the ordinary course of business, or (iv) any election under Section 108(i) of the Code.

(g)            No material claim, other than claims that have been resolved, has been made within the past five years by an authority in a jurisdiction where Symetra or any Symetra Subsidiary has not filed Tax Returns that it is or may be subject to taxation by that jurisdiction.

(h)            Symetra has adequately disclosed on the consolidated U.S. federal income Tax Returns of its affiliated groups for the past six years all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

(i)            None of the Indebtedness of Symetra or any U.S. Symetra Subsidiary constitutes (i) “corporate acquisition indebtedness” (as defined in Section 279(b) of the Code) with respect to which any interest deductions may be disallowed under Section 279 of the Code or (ii) an “applicable high yield discount obligation” under Section 163(i) of the Code.

(j)            All material sales, use, value-added, good and services and similar Taxes that Symetra or any Symetra Subsidiary is required by Law to withhold or collect have been duly withheld or collected, or, where such amounts have not been so withheld or collected, Symetra or such Symetra Subsidiary has established adequate reserves in accordance with GAAP with respect thereto. To the extent required by applicable Law, all such amounts have been paid over to the proper Governmental Authority.

(k)            There are no material Liens or other encumbrances for Taxes upon any material property or assets of Symetra or any Symetra Subsidiary, except for Permitted Liens.

(l)            Neither Symetra nor any Symetra Subsidiary has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2) for any taxable period for which the statute of limitations remains open.

(m)            Neither Symetra nor any Symetra Subsidiary has currently in effect any waiver of any statute of limitations in respect of material Taxes or any agreement to any extension of time with regard to a material Tax assessment or deficiency (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business consistent with past practices), and no such waivers are pending.

(n)            None of Symetra or any Symetra Subsidiary has been a “controlled corporation” or a “distributing corporation” in any distribution (other than any distribution of an indirect Subsidiary of Symetra from one direct or indirect Subsidiary to another such Subsidiary or to Symetra that was not part of the same plan or series of transactions as the Merger, within the meaning of Section 355(e) of the Code) occurring during the two-year period ending on the date of this Agreement that was purported or intended to be governed by Section 355 or Section 361 of the Code.

(o)            No Symetra Subsidiary has elected to be treated as a “domestic corporation” within the meaning of Section 953(d) of the Code.

(p)            Neither Symetra nor any Symetra Subsidiary owns any interest in any Person classified as a “controlled foreign corporation” within the meaning of Section 957 of the Code with respect to which Symetra or any Symetra Subsidiary is a “United States shareholder” within the meaning of Section 951(b) of the Code.

(q)            Neither Symetra nor any Symetra Subsidiary has a “policyholders surplus account” within the meaning of Section 815 of the Code which has a positive balance.

(r)            Each Symetra Insurance Subsidiary is and has been a life insurance company under Section 816(a) of the Code and subject to United States federal income taxation under Section 801 of the Code.

(s)            Symetra is not and has not been and none of the Symetra Subsidiaries are or have been “United States real property holding corporations” within the meaning of Section 897(c)(2) of the Code during the applicable period set forth in Section 897(c)(1)(A)(ii) of the Code.

Section 4.14          Real Property.

(a)            With respect to the Owned Real Property and Leased Real Property, all buildings, structures, fixtures and improvements are in all respects adequate and sufficient and in satisfactory condition, to support the operations of Symetra and the Symetra Subsidiaries as presently conducted, except in respects that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

(b)            With respect to each parcel of material Owned Real Property (i) Symetra or the applicable Symetra Subsidiary has good and marketable fee simple (or equivalent) title to such Owned Real Property, free and clear of all Liens other than Permitted Liens, (ii) there are no outstanding written agreements or other Contracts to purchase, exchange, place a Lien against, lease or otherwise transfer such Owned Real Property, other than Contracts to acquire or dispose of investment assets in the ordinary course of business consistent with past practices and the Investment Guidelines and (iii) there are no pending or, to the Knowledge of Symetra, threatened condemnation or other Proceedings relating to the Owned Real Property, except, in each case, in respects that, individually or in the aggregate, have not had and would not reasonably be expect to have a Material Adverse Effect.

(c)            With respect to each Lease relating to a parcel of material Leased Real Property (i) Symetra or the applicable Symetra Subsidiary that is party thereto has good and valid leasehold interests in such Lease (subject to the terms of the applicable Lease governing its interests therein), in each case free and clear of all Liens, other than Permitted Liens, (ii) each such Lease is the legal, valid, binding and enforceable obligation of Symetra or the applicable Symetra Subsidiary that is lessee thereunder and (iii) Symetra or the applicable Symetra Subsidiary has complied with the terms of such Lease, except, in each case, in respects that, individually or in the aggregate, have not had and would not reasonably be expect to have a Material Adverse Effect.

Section 4.15          Employee Benefit Plans and Related Matters; ERISA.

(a)            With respect to each of the material Benefit Plans, Symetra has made available to Sumitomo accurate and complete copies of each of the following documents: (i) such Benefit Plan (including all material amendments thereto) and the most recent summary plan description or prospectus and any summary of material modifications, (ii) the annual report and actuarial report, if required under ERISA or the Code, for the most recent plan year ending prior to the date hereof, (iii) the most recent summary plan description, together with each summary of material modifications, if required under ERISA, (iv) if the Benefit Plan is funded through a trust or any third party funding vehicle, the trust or other funding Contract (including all amendments thereto) and the latest financial statements with respect to the reporting period ended most recently preceding the date thereof, (v) the most recent determination letter or opinion letter received from the IRS with respect to each Benefit Plan that is intended to be qualified under Section 401(a) of the Code and (vi) all material notices with respect to any Benefit Plan that were given by any Governmental Authority to Symetra, any Symetra Subsidiary or any ERISA Affiliate of the foregoing or any Benefit Plan in the last three plan years ending prior to the date of this Agreement or in the period ending on the date of this Agreement. Section 4.15(a) of the Symetra Disclosure Letter contains an accurate and complete list of each material Benefit Plan in effect as of the date of this Agreement.

(b)            Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect, (i) no liability under Title IV of ERISA has been incurred by Symetra or any ERISA Affiliate of Symetra that has not been satisfied in full when due, and no condition exists that could be reasonably expected to present a material risk to Symetra or any ERISA Affiliate of Symetra of incurring a liability under Title IV of ERISA, (ii) no Benefit Plan subject to the minimum funding requirements of Section 302 of ERISA or any trust established thereunder has failed to meet such minimum funding standards (as described in Section 302 of ERISA), whether or not waived, as of the last day of the most recent fiscal year of such Benefit Plan ended prior to the date of this Agreement, (iii) no Benefit Plan is a multiple employer welfare association within the meaning of Section 3(40) of ERISA, (iv) any cessation of benefit accruals under a Benefit Plan was effected in accordance with any applicable requirements of ERISA and the Code, including (to the extent applicable) Section 204(h) of ERISA and (v) all contributions required to be made to any Benefit Plan by applicable Law and the terms of such Benefit Plan, and all premiums due or payable with respect to insurance policies funding any Benefit Plan, for any period through the Closing Date, have been timely made or paid in full, or, to the extent not required to be made or paid on or before the Closing Date, have been fully reflected in line items on the applicable financial statements of Symetra or Symetra Subsidiary, as applicable. Neither Symetra nor any ERISA Affiliate of Symetra maintains, sponsors or contributes to, or has within the past six (6) years maintained, sponsored or contributed to, a Benefit Plan that is a “defined benefit plan” (as defined in ERISA Section 3(35)) or otherwise subject to Title IV of ERISA or any Multiemployer Plan and neither Symetra nor any ERISA Affiliate of Symetra has incurred or has any reason to believe it has incurred or will incur any withdrawal liability under Title IV of ERISA.

(c)            Each Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter or opinion letter from the IRS, on which it can currently rely, as to its qualification and, to the Knowledge of Symetra as of the date of this Agreement, no event has occurred that could reasonably be expected to result in disqualification of such Benefit Plan.

(d)            Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect, each of the Benefit Plans has been maintained, operated and administered in all respects in accordance with its terms and all applicable Laws, including ERISA and the Code.

(e)            Section 4.15(e) of the Symetra Disclosure Letter includes an accurate and complete list of all change in control, severance and similar agreements to which any officer of Symetra is a party as of the date hereof and information in reasonable detail regarding all Equity Rights held by such officer as of the date of this Agreement. Except as otherwise disclosed on Section 4.15(e) of the Symetra Disclosure Letter, the consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former director, officer, employee or agent of Symetra or any Symetra Subsidiary to any material severance pay, unemployment compensation or any other payment, (ii) accelerate the time of payment (including the funding of a trust) or vesting, or materially increase the amount of compensation due to any such current or former director, officer, employee or agent or (iii) materially increase any benefits otherwise payable under a Benefit Plan. The consummation of the transactions contemplated by this Agreement (either alone or together with any other event) will not result in any material prohibited transaction described in Section 406 of ERISA or Section 4975 of the Code for which an exemption is not available or accelerate the funding of any nonqualified deferred compensation plan or arrangement or result in payment of compensation that would be nondeductible under Section 280G of the Code.

(f)            Neither Symetra nor any Symetra Subsidiary sponsors, maintains or contributes to any Benefit Plan or other plan, program or arrangement that provides for post-retirement or other post-employment welfare benefits, including life insurance or death benefits (other than health care continuation coverage as required by Law and benefits the full costs of which are borne by current or former directors, officers, employees or agents or their beneficiaries).

(g)            Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect, there are no pending or, to the Knowledge of Symetra, threatened claims by or on behalf of any of the Benefit Plans, by any employee or beneficiary covered under any Benefit Plan or otherwise involving any Benefit Plan.

(h)            Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect, each Benefit Plan and each employment, management, severance, consulting, relocation, repatriation, expatriation or similar agreement between Symetra or any Symetra Subsidiary and any current or former employee, consultant or independent contractor that provides deferred compensation subject to Section 409A of the Code is in compliance with applicable guidance under Section 409A of the Code in form and operation.

(i)            Except for circumstances that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, Symetra or a Symetra Subsidiary, as applicable, has the right to modify and terminate benefits (other than vested benefits) with respect to both retired and active employees under each Benefit Plan (other than vested benefits under any defined benefit or defined contribution retirement plans).

Section 4.16          Employees; Labor Matters. Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect, (i) as of the date of this Agreement, there is no organizational effort currently being made or, to the Knowledge of Symetra, threatened by or on behalf of any labor union, works council, employee committee or representative or other labor organization to organize any employees of Symetra or any Symetra Subsidiary and (ii) as of the date of this Agreement, to the Knowledge of Symetra, no petition has been filed, nor has any Proceeding been instituted by any employee of Symetra or any Symetra Subsidiary or group of employees of Symetra or any Symetra Subsidiary with any labor relations board or commission seeking recognition of a collective bargaining or similar representative in the past three years. Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect, there is no labor union, works council, employee committee or representative or other labor organization representing employees of Symetra or any Symetra Subsidiary which, pursuant to applicable Law or any applicable collective bargaining agreement or other Contract, must be notified, consulted or with which negotiations are required to be conducted in connection with the transactions contemplated by this Agreement. Neither Symetra nor any Symetra Subsidiary is party to or otherwise bound by any collective bargaining agreement or similar labor Contract with any labor union, works council, employee committee or representative or other labor organization with respect to employees of Symetra or any Symetra Subsidiary.

Section 4.17          Intellectual Property.

(a)            Except in respects that, individually or in the aggregate, have not had and would not be reasonably expected to have a Material Adverse Effect, Symetra and the Symetra Subsidiaries are the owners of (with valid right, title and interest in), free and clear of all Liens (except Permitted Liens), and have a valid right to use in their business as currently conducted, all items of Owned Intellectual Property. Symetra and the Symetra Subsidiaries have a valid right to use in their business as currently conducted all items of Intellectual Property that are the subject of any Intellectual Property License Agreement, subject to the terms of the applicable Intellectual Property License Agreement and except where the failure to have the right to use such Owned Intellectual Property, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

(b)            There are no pending or, to the Knowledge of Symetra, threatened Proceedings before any court, agency, arbitral tribunal or registration authority in any jurisdiction alleging that the activities or conduct of the business of Symetra and the Symetra Subsidiaries infringe upon, misappropriate or constitute the unauthorized use of the Intellectual Property rights of any third party or challenging Symetra’s ownership, use, validity, enforceability or registrability of any Owned Intellectual Property, except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

(c)            To the Knowledge of Symetra, the conduct of the business of Symetra and the Symetra Subsidiaries by Symetra as currently conducted does not infringe upon or misappropriate (either directly or indirectly, such as through contributory infringement or inducement to infringe) any Intellectual Property rights of any other Person, except where such infringement or misappropriation, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

(d)            To the Knowledge of Symetra, no third party is misappropriating, infringing, or diluting any Owned Intellectual Property, and no Proceedings or other adversarial claims have been brought or threatened against any third party by Symetra concerning the same, except for such misappropriation, infringement or dilution or Proceeding or claim that, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

(e)            Symetra and the Symetra Subsidiaries have taken reasonable measures to protect the confidentiality of their Trade Secrets. None of the material Trade Secrets of Symetra and the Symetra Subsidiaries has been disclosed or authorized to be disclosed to any third party other than pursuant to a nondisclosure agreement, except where such disclosure or authorization, individually or in the aggregate, has not had and would not be reasonably expected to have a Material Adverse Effect. To the Knowledge of Symetra, no third party to any nondisclosure agreement with Symetra or any Symetra Subsidiary is in material breach, violation or default thereof, except where such breach, violation or default, individually or in the aggregate, has not had and would not be reasonably expected to have a Material Adverse Effect.

(f)            Symetra and the Symetra Subsidiaries are and, since January 1, 2012, have been in compliance with all applicable federal, state, local and foreign Laws, as well as their own policies, relating to privacy, data protection, breach notification, export and the collection and use of Personal Data and user information gathered or accessed in the course of the operations of its business, except where such noncompliance, individually or in the aggregate, has not had and would not be reasonably expected to have a Material Adverse Effect. Symetra and the Symetra Subsidiaries use commercially reasonable measures to protect the secrecy of Personal Data that they collect and maintain and to prevent unauthorized access to such Personal Data by any Person. Since January 1, 2012, none of Symetra or the Symetra Subsidiaries nor, to the Knowledge of Symetra, any third Person working on behalf of any of them, has had a breach of security or an incident of unauthorized access, disclosure, use, destruction or loss, in each case of any Personal Data and, with respect to any such breach or incident, each of them has complied with all data breach notification and related obligations under all applicable Laws and has taken reasonable corrective action to prevent recurrence of the foregoing, except, with respect to any of the foregoing, to the extent any such breach or incident, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

(g)            Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect, all Internal IT Systems (i) are in good repair and operating condition and are adequate and suitable for the purposes for which they are being used or held for use, (ii) conform in all material respects with their related documentation and (iii) to the Knowledge of Symetra, do not contain any Virus that would reasonably be expected to interfere with the ability to conduct their respective businesses as currently conducted. Symetra and the Symetra Subsidiaries in the operation of their respective businesses, maintain and follow a commercially reasonable disaster recovery plan that will enable the Internal IT Systems to be replaced and substituted in the event of a disaster without material disruption to their business.

Section 4.18          Contracts.

(a)            As of the date of this Agreement, all Contracts required to be filed as exhibits to the SEC Documents have been so filed. Section 4.18(a) of the Symetra Disclosure Letter sets forth a true and complete list of the following Contracts to which Symetra or any Symetra Subsidiary is a party or by which it is bound, except for those Contracts and other documents filed as exhibits to, or incorporated by reference in, the SEC Documents:

(i)            any joint venture, partnership, limited liability company or other similar Contract relating to the formation, creation, operation, management, sharing of profit or losses or control of any partnership, strategic alliance or joint venture, in each case, material to Symetra and the Symetra Subsidiaries, taken as a whole, but excluding investment portfolio transactions in the ordinary course of business consistent with past practices;

(ii)            any Contract, including any option Contract, entered into since January 1, 2007, relating to the acquisition or disposition, with material obligations remaining to be performed or material liabilities continuing after the date of this Agreement, of any business or real property that is material to Symetra and the Symetra Subsidiaries, taken as a whole (whether by merger, sale of stock, sale of assets or otherwise);

(iii)           any investment advisory Contract or any other Contract relating to investment management, investment advisory or subadvisory services to which any Symetra Insurance Subsidiary is a party or under which any Symetra Subsidiary provides such services and which involves annual fee revenue in excess of $1,000,000 per year;

(iv)           the top five Contracts, measured by payments received thereunder by Symetra and the Symetra Subsidiaries during the 12-month period ended December 31, 2014, under which any Symetra Insurance Subsidiary or any Separate Account invests in or provides services to any mutual fund in connection with any Insurance Contract;

(v)            any Distribution Agreement with the top five Independent Distributors, measured by overall production on behalf of Symetra and the Symetra Subsidiaries in the 12-month period ended December 31, 2014;

(vi)           any Contract (including any exclusivity Contract) that limits or restricts or purports to limit or restrict either the type of business in which Symetra or any Symetra Subsidiary (or, after the Effective Time, the Surviving Corporation or its Affiliates) may engage or the manner or locations in which any of them may so engage in any business, including any covenant not to compete (geographically or otherwise), “most favored nations” or similar rights, in each case that is material to Symetra and the Symetra Subsidiaries, taken as a whole;

(vii)         any Contract that imposes “standstill” restrictions on any Person with respect acquisitions of Common Stock or mergers, consolidations, acquisitions of stock or assets or other business combinations involving Symetra or any Symetra Subsidiary; or

(viii)        any “material contract” within the meaning of Item 601(b)(10) of Regulation S–K under the Securities Act that has not been filed as an exhibit to or incorporated by reference in the SEC Documents filed prior to the date of this Agreement.

(b)            The Contracts listed or required to be listed in Section 4.18(a) of the Symetra Disclosure Letter or filed as an exhibit to any SEC Document are referred to herein as the “Symetra Contracts.” Except for matters which, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect, (i) each Symetra Contract is a valid and binding Contract of Symetra or a Symetra Subsidiary, as the case may be, and to the Knowledge of Symetra, each other party thereto, and is in full force and effect, except, in each case, as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by general principles of equity and (ii) none of Symetra, any Symetra Subsidiary or, to the Knowledge of Symetra, any other party thereto is (with or without notice or lapse of time, or both) in default or breach under the terms of any such Symetra Contract. Symetra has made available to Sumitomo accurate and complete copies of each such Symetra Contract (including all modifications and amendments thereto and any material waivers by Symetra or the applicable Symetra Subsidiary thereunder).

Section 4.19          Environmental Laws and Regulations. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(a)            Symetra and the Symetra Subsidiaries are in compliance with all applicable Environmental Laws and have obtained and are in compliance with all Environmental Permits currently required for their respective business and operations.

(b)            Since January 1, 2012, neither Symetra nor any of the Symetra Subsidiaries has received any written notice of violation, notification of liability, demand, request for information, citation, summons or order alleging any liability of Symetra or any Symetra Subsidiaries pursuant to any Environmental Law. No complaint has been filed, and no penalty or fine has been assessed, against Symetra or any Symetra Subsidiaries in writing by any Governmental Authority under any applicable Environmental Law that remains unresolved. No remedial or corrective action by Symetra or any Symetra Subsidiaries is being required or requested to be taken (or, to the Knowledge of Symetra, is being threatened) in writing by any Governmental Authority or any other Person. No Proceeding is pending or, to the Knowledge of Symetra, threatened by any Person against Symetra or any Symetra Subsidiary relating to or arising under any Environmental Law.

(c)            No Release of Hazardous Substances has occurred at, on, above, under or from any properties currently or, to the Knowledge of Symetra, formerly owned, leased, operated or used by Symetra or any Symetra Subsidiary that, in each case, has resulted in or would reasonably be expected to result in any cost, liability or obligation of Symetra or any Symetra Subsidiary under applicable Environmental Law for any cleanup or other remedial action.

(d)            Except in compliance with applicable Environmental Law, neither Symetra nor any Symetra Subsidiary is currently operating any landfill, surface impoundment, disposal area or underground storage tank at any properties or assets currently owned, leased, operated or used by Symetra or any Symetra Subsidiary.

(e)            There have been no Releases of Hazardous Substances that could reasonably be expected to result in any liability or obligation of Symetra or any Symetra Subsidiary under any Environmental Law for any cleanup or other remedial action relating to (i) the environmental conditions at, on or under any properties or assets currently owned, leased, operated or used (or, to the Knowledge of Symetra, formerly owned, leased operated or used) by Symetra or any Symetra Subsidiary or (ii) the past or present use, management, handling, transport, treatment, generation, storage or disposal of Hazardous Substances by Symetra or any Symetra Subsidiary.

Section 4.20          Insurance Coverage. Symetra and the Symetra Subsidiaries maintain policies of insurance in such amounts and against such risks as Symetra believes to be commercially reasonable. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, all such insurance policies are in full force and neither Symetra nor any of the Symetra Subsidiaries is in breach or default under any such policy.

Section 4.21          Symetra Insurance Subsidiaries.

(a)            Each Symetra Subsidiary that conducts the business of insurance (each, a “Symetra Insurance Subsidiary”) holds all material Permits necessary to conduct its business as currently conducted. All such material Permits are valid and in full force and effect. No material Permit held by a Symetra Insurance Subsidiary is the subject of an action for suspension or revocation or any similar proceedings nor, to the Knowledge of Symetra, is there any pending threat of such suspension or revocation by any Governmental Authority.  No Symetra Insurance Subsidiary is operating under any formal or informal agreement or understanding with any Governmental Authority that specifically restricts such Symetra Insurance Subsidiary’s authority (except as applicable to insurance companies generally) to do business in any material respect or requires it to take, or refrain from taking, any material action. No Symetra Insurance Subsidiary is “commercially domiciled” under the Laws of any jurisdiction. Symetra and the Symetra Insurance Subsidiaries have timely filed all material reports, statements, documents, registrations, filings or submissions (including any sales material) required to be filed with any Governmental Authority since January 1, 2012 in the manner prescribed by applicable Laws. Such reports, statements, documents, registrations, filings and submissions complied when filed with the requirements of applicable Laws, and no deficiencies have been asserted in writing by any such Governmental Authority with respect to such reports, statements, documents, registrations, filings or submissions that have not been remedied, except for any non-compliance or deficiencies that, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

(b)            Neither Symetra nor any of the Symetra Insurance Subsidiaries is a party to any written Contract, consent decree or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or subject to any cease-and-desist or other order or directive by, or a recipient of any extraordinary supervisory letter from, or has adopted any policy, procedure or board or stockholder resolution at the request of, any Governmental Authority that restricts materially the conduct of its business or gives rise to any capital maintenance obligations.

Section 4.22          Statutory Statements; Examinations.

(a)            Symetra has made available to Sumitomo accurate and complete copies of all annual and quarterly statements, together with all exhibits, interrogatories, notes, schedules and actuarial opinions, affirmations or certifications filed or submitted by each Symetra Insurance Subsidiary with or to the appropriate Governmental Authority of the jurisdiction in which such Symetra Insurance Subsidiary is domiciled since the later of January 1, 2012 and the date such Symetra Insurance Subsidiary became a Subsidiary of Symetra (collectively, the “Symetra Statutory Statements”). The financial statements included in the Symetra Statutory Statements were prepared in conformity with SAP in effect as of the date of the respective Symetra Statutory Statements, applied on a consistent basis during the periods involved, and fairly present in all material respects the statutory financial position of the relevant Symetra Insurance Subsidiary as of the respective dates thereof and the results of operations and changes in capital and surplus of such Symetra Insurance Subsidiary for the respective periods then ended, subject, in the case of any unaudited interim financial statements, to normal and recurring year-end adjustments. The Symetra Statutory Statements complied in all material respects with all applicable Laws when filed or submitted and no material violation or deficiency has been asserted in writing by any Governmental Authority with respect to any of the Symetra Statutory Statements that has not been cured or otherwise resolved to the satisfaction of such Governmental Authority.

(b)            Symetra has made available to Sumitomo true and complete copies of all material examination reports and market conduct reports of any Governmental Authority received by it on or after January 1, 2012 through the date of this Agreement. To the Knowledge of Symetra, all material deficiencies or violations noted in such examination reports have been cured or resolved to the satisfaction of the applicable Governmental Authority.

Section 4.23          Reinsurance. Each reinsurance treaty or agreement, slip, binder, cover note or other similar arrangement pursuant to which any Symetra Insurance Subsidiary cedes premium (the “Symetra Reinsurance Contracts”) is valid and binding on the applicable Symetra Insurance Subsidiary, and to the Knowledge of Symetra, each other party thereto, and is in full force and effect, except, in each case, as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by general principles of equity, and except where the failure to be valid, binding or in full force and effect, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect. None of the applicable Symetra Insurance Subsidiaries or, to the Knowledge of Symetra, any counterparty to any Symetra Reinsurance Contract is (with or without notice or lapse of time or both) in default or breach under the terms of such Symetra Reinsurance Contract, except where such default or breach, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect. None of the Symetra Insurance Subsidiaries or, to the Knowledge of Symetra, any reinsurer under any Symetra Reinsurance Contract is insolvent or the subject of a rehabilitation, liquidation, conservatorship, receivership, bankruptcy or similar proceeding and the financial condition of any such reinsurer is not impaired to the extent that a default thereunder is reasonably anticipated, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect. No notice of intended cancellation has been received by the Symetra Insurance Subsidiary from any such reinsurer, and there are no disputes under any Symetra Reinsurance Contract, except for cancellations or disputes that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect. Except as would not reasonably be expected to have a Material Adverse Effect, no Symetra Reinsurance Contract contains any provision providing that any party thereto (other than Symetra or any Symetra Subsidiary) may terminate, cancel or commute the same by reason of the consummation of the Merger. With respect to any Symetra Reinsurance Contract for which any Symetra Insurance Subsidiary has taken credit on a balance sheet included within the Symetra Statutory Statements, such taking of credit was in compliance in all material respects with the applicable Laws of the Symetra Insurance Subsidiary’s domiciliary state.

Section 4.24          Insurance Reserves; Actuarial Reports.

(a)            The reserves for benefits, losses (including incurred but not reported losses and losses in course of settlement), claims, expenses and unearned premium arising under or in connection with the Insurance Contracts (collectively, “Insurance Reserves”) contained in the Symetra Statutory Statements (i) were based on assumptions and methodologies that were in accordance with or more conservative than those called for in the provisions of the relevant Insurance Contracts, (ii) were determined in accordance with generally accepted actuarial standards consistently applied throughout the specified period and the immediately prior period, (iii) are fairly stated in accordance with sound actuarial principles and SAP and (iv) satisfied the requirements of all applicable Laws with respect to the establishment of reserves and are at least as great as the minimum aggregate amounts required by applicable Law. Symetra does not make any representation or warranty in this Section 4.24 or in any other provision of this Agreement to the effect that the Insurance Reserves will be sufficient or adequate for the purposes for which they were established or that such Insurance Reserves may not develop adversely or, subject to Section 4.23, that the reinsurance recoverables taken into account in determining the amount of the Insurance Reserves will be collectible.

(b)            Symetra has made available to Sumitomo an accurate and complete copy of any material actuarial reports prepared for Symetra by third-party actuaries with respect to any Symetra Insurance Subsidiary from January 1, 2012 (or such later date as the applicable Symetra Insurance Subsidiary became a Subsidiary of Symetra) through the date of this Agreement, and all attachments, addenda, supplements and modifications thereto (the “Symetra Actuarial Analyses”). The factual information and data furnished by any Symetra Insurance Subsidiary to its actuaries in connection with the preparation of the Symetra Actuarial Analyses were (i) obtained from the books and records of the relevant Symetra Insurance Subsidiaries and (ii) complete and accurate in all material respects.

Section 4.25          Insurance Contracts. The Insurance Contracts are, and since January 1, 2012 have been, to the extent required under applicable Law, on forms and at rates approved by applicable Governmental Authorities or filed and not objected to by such Governmental Authority within the period provided for objection, in each case except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.  No Symetra Insurance Subsidiary has changed the “cost of insurance” or similar charges on or in respect of the Insurance Contracts since January 1, 2012, and, other than assurances provided in the underlying policy forms, the Symetra Insurance Subsidiaries do not have any agreements, written or otherwise, with any policyholders or groups of policyholders regarding credited interest rates to be paid with respect to any Insurance Contracts, in each case except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

Section 4.26          Distributors.

(a)            Each of the Symetra Insurance Subsidiaries, each of the Affiliated Distributors and, to the Knowledge of Symetra, each of their respective Independent Distributors are and have been since January 1, 2012, in connection with the Insurance Contracts, in compliance in all material respects with all applicable Laws regulating the marketing and sale of insurance policies and annuity contracts, regulating advertisements, requiring mandatory disclosure of policy information, requiring employment of standards to determine if the purchase of a policy or contract is suitable for an applicant, prohibiting the use of unfair methods of competition and deceptive acts or practices and regulating replacement transactions. For purposes of this Section 4.26(a), (i) “advertisement” means any material designed to create public interest in life insurance policies and annuity contracts or in an insurer, or in an insurance producer, or to induce the public to purchase, increase, modify, reinstate, borrow on, surrender, replace or retain such a policy or contract and (ii) “replacement transaction” means a transaction in which a new life insurance policy or annuity contract is to be purchased by a prospective insured and the proposing producer knows or should know that one or more existing life insurance policies or annuity contracts will lapse, or will be forfeited, surrendered, reduced in value or pledged as collateral.

(b)            Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect, since January 1, 2012 (i) each Affiliated Distributor and, to the Knowledge of Symetra, each Independent Distributor, at the time that such Distributor wrote, sold or produced any Insurance Contract, was duly licensed, authorized and appointed (for the type of business written, sold or produced by such Distributor) in the particular jurisdiction in which such Distributor wrote, sold or produced such business, and no such Distributor violated any term or provision of applicable Law relating to the writing, sale or production of such business in any material respect, (ii) no Affiliated Distributor and, to the Knowledge of Symetra, no Independent Distributor has breached the terms of any agency or broker Contract with Symetra, any Symetra Insurance Subsidiary or any of their respective Affiliates in any material respect or violated any applicable Law or policy of Symetra, any Symetra Subsidiary or any such Affiliate in the solicitation, negotiation, writing, sale or production of such business in any material respect and (iii) no Affiliated Distributor and, to the Knowledge of Symetra, no Independent Distributor has been enjoined, indicted, convicted or made the subject of any consent decree or judgment on account of any violation in any material respect of any applicable Law in connection with such Distributor’s actions in his, her or its capacity as a Distributor for the Insurance Contracts, and there exists no enforcement or disciplinary proceeding alleging any such violation.

Section 4.27          Separate Accounts.

(a)            Each Separate Account is (i) duly and validly established and maintained in compliance in all material respects with applicable Law and (ii) operating and, at all times since January 1, 2012 (or, if later, the date of its establishment), has been operated in compliance in all material respects with applicable Law.

(b)            Each Separate Account is either duly registered as an investment company under the Investment Company Act, and such registration is in full force and effect, or is excluded from the definition of “investment company” pursuant to Section 3(c)(1), 3(c)(7) or 3(c)(11) of the Investment Company Act. Each Separate Account that is registered under the Investment Company Act is, and since January 1, 2012 has been, operated in compliance with the Investment Company Act, has filed all reports and amendments of its registration statement required to be filed, has been granted all exemptive relief necessary to conduct its operations as currently conducted, and is in compliance with all conditions to any such relief, except, in each case, as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect. The Insurance Contracts under which Separate Account assets are held are duly and validly issued and are either exempt from registration under the Securities Act or were sold pursuant to an effective registration statement under the Securities Act, and such registration statement is currently in effect to the extent necessary to allow the applicable Symetra Insurance Subsidiary to receive contributions under such Insurance Contracts. Since January 1, 2012, the relevant registration statements, at the time that each became effective, contained no untrue statement of a material fact, and did not omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading.

(c)            Since January 1, 2012, each prospectus, offering document, sales brochure, sales literature or advertising material, as amended or supplemented, relating to any Separate Account, as of their respective mailing dates or dates of use, complied in all material respects with applicable Law, including U.S. federal and state securities Laws and Insurance Laws. Since January 1, 2012, all advertising or marketing materials relating to a Separate Account that were required to be filed with FINRA or any other Governmental Authority have been or will be timely filed therewith, except where such failure to comply, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

Section 4.28          Product Tax Matters.

(a)            The Tax treatment of each Insurance Contract is not, and since the time of issuance or subsequent modification has not been, less favorable to the purchaser, policyholder or intended beneficiaries thereof, than the Tax treatment either that was purported to apply in written materials provided by the issuer of such Insurance Contract, in each case at the time of its issuance (or any subsequent modification of such Insurance Contract) or for which such Insurance Contract would reasonably have been expected to qualify at the time of issuance (or subsequent modification), in each case except where the failure to have such Tax treatment, individually or in the aggregate, is not, and would not reasonably be expected to be, material to the issuer of any such Insurance Contract. The issuer of any Insurance Contract has no reason to believe that the Tax treatment of any such Insurance Contract will at any time be less favorable to the purchaser, policyholder or intended beneficiaries thereof than the Tax treatment either that was purported to apply in written materials provided by the issuer of such Insurance Contract, in each case at the time of its issuance (or any subsequent modification of such Insurance Contract), or for which any such Insurance Contract would reasonably have been expected to qualify, at the time of issuance (or subsequent modification), except where the failure to have such tax treatment would not be material to any such issuer.

(b)            The issuer of each Insurance Contract maintains systems that are adequate to maintain compliance with qualification provisions of the Code, including Sections 7702 and 7702A of the Code, and to comply with the withholding and reporting requirements of the Code applicable to the Insurance Contracts, including Sections 3405 and 6047 of the Code, except where failure to maintain such systems would not be material to any such issuer.

Section 4.29          Investment Assets.

(a)            Symetra has made available to Sumitomo (i) a true, correct and complete list of all of the investment assets and cash owned beneficially or of record by any of the Symetra Insurance Subsidiaries (together with investment assets and cash owned beneficially or of record by Symetra or any other Symetra Subsidiary, the “Investment Assets”) as of March 31, 2015 and (ii) accurate and complete copies of the investment policies and guidelines applicable to the Symetra Insurance Subsidiaries’ investment activities in effect as of the date of this Agreement (the “Investment Guidelines”).

(b)            Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect, (i) each of the Investment Assets owned by a Symetra Insurance Subsidiary complied in all material respects with the investment policies and guidelines as in effect at the time such Investment Asset was acquired by the applicable Symetra Insurance Subsidiary and (ii) Symetra and each Symetra Subsidiary has good and marketable title in and to all of the Investment Assets it purports to own, free and clear of all Liens, other than Permitted Liens.

(c)            Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect, (i) neither Symetra nor any Symetra Subsidiary has any material funding obligations of any kind, or material obligation to make any additional advances or investments (including any obligation relating to any currency or interest rate swap, hedge or similar arrangement) in respect of, any of the Investment Assets and (ii) there are no material outstanding commitments, options, put agreements or other arrangements relating to the Investment Assets to which Symetra or any Symetra Subsidiary may be subject upon or after the Closing.

Section 4.30          Investment Adviser.  None of Symetra or any of the Symetra Subsidiaries is, and none of them conducts any activities as, an investment adviser that is registered, or would be required to be registered, as an investment adviser under the Advisers Act with the SEC or in any state in which such registration would be required.  None of Symetra or any of the Symetra Subsidiaries is required to register as a commodity trading adviser or commodity pool operator with the U.S. Commodity Futures Trading Commission.  None of the officers or employees of Symetra or the Symetra Subsidiaries is required to be approved, licensed or registered as investment advisory representative for the activities conducted by him or her on behalf of Symetra or any Symetra Subsidiary in any state or jurisdiction in which, or with any Governmental Authority with whom, such approval, licensing or registration would be so required, except as, individually or in the aggregate, where any such failure to be so approved, licensed or registered has not had and would not reasonably be expected to have a Material Adverse Effect.

Section 4.31          Broker-Dealer. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect:

(a)            The Symetra Broker-Dealer is and has been, since January 1, 2012, duly registered as a broker-dealer under the Exchange Act and in all jurisdictions where such registration, licensing or qualification is so required. Since January 1, 2012, none of Symetra or the Symetra Subsidiaries other than the Symetra Broker-Dealer engages or has engaged in Broker-Dealer Activities other than pursuant to an exemption from registration. The Symetra Broker-Dealer is a member of FINRA and such other organizations in which its membership is required in order to conduct its business as now conducted, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect. Symetra has made available to Sumitomo accurate and complete copies of the Symetra Broker-Dealer’s Form BD as most recently filed with the SEC and all state registration forms, each as amended to the date of this Agreement. The information contained in such form was accurate and complete in all material respects at the time of filing and the Symetra Broker-Dealer has made all amendments to such form as it is required to make under any applicable Law, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

(b)            Neither the Symetra Broker-Dealer nor, to the Knowledge of Symetra, any “associated person” (within the meaning of the Exchange Act) of the Symetra Broker-Dealer is ineligible or disqualified pursuant to Section 15(b) of the Exchange Act to act as a broker-dealer or as an associated person of a registered broker-dealer. There is no Proceeding pending or, to the Knowledge of Symetra, threatened in writing that would reasonably be expected to result in the Symetra Broker-Dealer or, to the Knowledge of Symetra, any “associated person” (as defined in the Exchange Act or the rules under FINRA (the “FINRA Rules”)) thereof becoming ineligible to act in such capacity.

(c)            The Symetra Broker-Dealer’s respective officers, employees, “associated persons” (as defined under the FINRA Rules) and independent contractors, or any other natural persons who are “associated persons” of Symetra or a Symetra Subsidiary and who are parties to any selling, distribution or wholesaling agreement to which the Symetra Broker-Dealer is a party, who are required under applicable Law to be registered, licensed or qualified as a “registered representative” (as such term is defined under the FINRA Rules) are, and have been since January 1, 2012, duly registered as such and such registrations are and were, since January 1, 2012, in full force and effect, or are or were in the process of being registered as such within the time periods required by any Governmental Authority, as applicable, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

Section 4.32          Captive Insurance Company.  Symetra Reinsurance Corporation (the “Captive Insurance Company”) is duly licensed or authorized as a limited purpose life insurance subsidiary in the State of Iowa. The Captive Insurance Company is not licensed to do insurance business in or subject to the Insurance Laws of any jurisdiction other than the State of Iowa. Except as set forth in Section 4.32 of the Symetra Disclosure Letter, the Captive Insurance Company is not a party to any reinsurance treaty or agreement (the “Excess Reserve Financing Contracts”).  To the Knowledge of Symetra, (i) no counterparty under any Excess Reserve Financing Contract is insolvent or the subject of a rehabilitation, liquidation, conservatorship, bankruptcy or similar proceeding and (ii) the financial condition of any such counterparty is not impaired to the extent that a default thereunder is reasonably anticipated.  No notice of intended cancellation or termination has been received by Symetra or by any of the Symetra Subsidiaries from any such counterparty, and neither Symetra nor any of the Symetra Subsidiaries has received or delivered any notice of dispute under any such Excess Reserve Financing Contract, except as would not reasonably be expected to permit any such counterparty to terminate any such Excess Reserve Financing Contract or except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Since December 8, 2014, the Captive Insurance Company has timely filed all statements and reports, together with all exhibits, interrogatories, notes, actuarial opinions, affirmations, certifications, schedules or other material supporting documents in connection therewith, required to be filed by it with the applicable insurance regulatory authorities on forms prescribed or permitted by such insurance regulatory authorities, except for such failures to file which would not have had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  All such statements and reports complied when filed with the requirements of applicable Laws, and no deficiencies have been asserted in writing by any insurance regulatory authorities with respect to such statements and reports that have not been remedied, except as would not, individually or in the aggregate, constitute a Material Adverse Effect.

Section 4.33          Opinion of Financial Advisor. The Board of Directors of Symetra has received the written opinion of Morgan Stanley & Co. LLC (the “Symetra Financial Advisor”), dated as of August 10, 2015 that, as of such date and subject to the limitations and assumptions set forth therein, the Per Share Merger Consideration to be paid to the holders of Common Stock pursuant to this Agreement is fair, from a financial point of view, to such holders.

Section 4.34          Brokers. No Person other than the Symetra Financial Advisor is entitled to any brokerage, financial advisory, finder’s or similar fee or commission payable by any Party in connection with the transactions contemplated by this Agreement based upon Contracts made by or on behalf of Symetra or any Symetra Subsidiary. Symetra has made available to Sumitomo an accurate and complete copy of each Contract between Symetra or any Symetra Subsidiary and the Symetra Financial Advisor relating to the Merger and the other transactions contemplated by this Agreement.

Section 4.35          No Other Representations or Warranties. Except for the representations and warranties contained in this Article IV, Sumitomo acknowledges that none of Symetra, the Symetra Subsidiaries or any other Person on behalf of Symetra makes any other express or implied representation or warranty in connection with the transactions contemplated by this Agreement.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF SUMITOMO AND MERGER SUB

Except as otherwise disclosed in the letter (the “Sumitomo Disclosure Letter”) dated as of the date hereof and delivered to Symetra by Sumitomo with respect to this Agreement (it being understood that any information contained therein will qualify and apply to the representations and warranties in this Article V to which the information is specifically stated as referring to and will qualify and apply to other representations and warranties in this Article V to the extent that it is reasonably apparent upon reading such information that such disclosure also qualifies or is responsive to such other sections), Sumitomo and Merger Sub jointly and severally represent and warrant to Symetra as follows:

Section 5.01          Organization. Sumitomo is a mutual company (sougo kaisha) duly incorporated, validly existing and in good standing under the Laws of Japan. Sumitomo has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted, except where failure to have such power or authority, individually or in the aggregate, has not prevented or materially impaired or materially delayed and would not reasonably be expected to prevent or materially impair or materially delay the ability of Sumitomo to consummate the Merger. Sumitomo has made available to Symetra accurate and complete copies of its Constituent Documents, as amended and in effect on the date of this Agreement.

Section 5.02          Merger Sub.

(a)            Merger Sub is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate or other power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted, except where failure to be so incorporated or organized, existing or in good standing or to have such power or authority, individually or in the aggregate, has not prevented or materially impaired or materially delayed and would not reasonably be expected to prevent or materially impair or materially delay the ability of Sumitomo to consummate the Merger.

(b)            Sumitomo is, directly or indirectly, the record holder and Beneficial Owner of all of the outstanding Securities of Merger Sub, free and clear of any Liens. All of the Securities of Merger Sub so owned by Sumitomo have been duly authorized and validly issued and are fully paid and nonassessable, and no such shares have been issued in violation of any preemptive or similar rights by which Sumitomo or any of its Subsidiaries is bound.

(c)            Merger Sub has been formed by Sumitomo solely for purposes of the transactions contemplated by this Agreement. Merger Sub has not conducted any business or activities other than those incident to its formation and pursuant to this Agreement and the transactions contemplated hereby.

Section 5.03          Authorization; Board Approval.

(a)            Each of Sumitomo and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Sumitomo or Merger Sub are necessary for it to authorize this Agreement or to consummate the transactions contemplated by this Agreement, except for the filing of the appropriate merger documents as required by the DGCL. No vote of policy holders or policy holder representatives of Sumitomo is necessary to approve this Agreement and the Merger and to consummate the other transactions contemplated by this hereby. This Agreement has been duly and validly executed and delivered by each of Sumitomo and Merger Sub and, assuming due authorization, execution and delivery by Symetra, is a legal, valid and binding obligation of each of Sumitomo and Merger Sub, enforceable against each of Sumitomo and Merger Sub in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by general principles of equity.

(b)            The Board of Directors of Merger Sub, acting by unanimous written consent in lieu of special meeting, has duly adopted resolutions (i) approving this Agreement, (ii) declaring this Agreement advisable and (iii) recommending that Sumitomo, as Merger Sub’s sole stockholder, adopt this Agreement. As of the date of this Agreement, such resolutions have not been amended or withdrawn.

(c)            The Board of Directors of Sumitomo, at a meeting duly called and held, has duly and unanimously adopted resolutions adopting this Agreement and approving the payment of the Merger Consideration upon the consummation of the Merger in accordance with this Agreement. As of the date of this Agreement, such resolutions have not been amended or withdrawn.

Section 5.04          Consents and Approvals; No Violations.

(a)            Assuming that all Approvals of or from, or Filings with, Governmental Authorities described in Section 4.06(b) and Section 5.04(b) have been obtained or made, the execution and delivery of this Agreement by Sumitomo and Merger Sub does not and the consummation by Sumitomo and Merger Sub of the transactions contemplated by this Agreement will not (i) conflict with any provisions of the Constituent Documents of Sumitomo, Merger Sub or any material Sumitomo Subsidiary, (ii) violate any Law or Order, (iii) result, after the giving of notice, with lapse of time, or otherwise, in any violation, default or loss of a benefit under, or permit the acceleration or termination of any obligation under or require any consent under, any Contract, (iv) result in the creation or imposition of any Lien upon any properties or assets of Sumitomo, Merger Sub or any material Sumitomo Subsidiary or (v) cause the suspension or revocation of any Permit of Sumitomo or Merger Sub, except, in the case of clauses (ii), (iii), (iv) and (v), any matters that, individually or in the aggregate, have not prevented or materially impaired or materially delayed and would not reasonably be expected to prevent or materially impair or materially delay the ability of Sumitomo to consummate the Merger.

(b)            No Approval or Filing is required to be made or obtained by Sumitomo or any Sumitomo Subsidiary in connection with the execution or delivery of this Agreement by Sumitomo and Merger Sub or the consummation by Sumitomo and Merger Sub of the transactions contemplated by this Agreement, except for (i) compliance by Sumitomo with the HSR Act, (ii) the matters set forth in Section 5.04(b) of the Sumitomo Disclosure Letter, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL and (iv) such other matters that, individually or in the aggregate, have not prevented or materially impaired or materially delayed and would not reasonably be expected to prevent or materially impair or materially delay the ability of Sumitomo to consummate the Merger.

(c)            As of the date of this Agreement, Sumitomo has a reasonable basis to believe that all of the clearances, consents, approvals, orders, waivers, licenses or authorizations of or from any Governmental Authority that are necessary for the execution and delivery of this Agreement by Sumitomo and Merger Sub and the consummation by Sumitomo and Merger Sub of the Merger and the other transactions contemplated by this Agreement will be obtained prior to the End Date.

Section 5.05          Litigation. There is no Proceeding (whether at Law or in equity) pending, or, to the Knowledge of Sumitomo, threatened against or otherwise affecting Sumitomo, Merger Sub or any Sumitomo Subsidiary that seeks to enjoin, or would reasonably be expected to have the effect of preventing, making illegal or otherwise interfering with, any of the transactions contemplated by this Agreement, except as would not, individually or in the aggregate, reasonably be expected to prevent or materially impair or materially delay, the ability of Sumitomo to consummate the Merger. There is no Order outstanding against Sumitomo or Merger Sub or any of their respective properties or assets that would reasonably be expected to prevent or materially impair or materially delay the ability of Sumitomo to consummate the Merger.

Section 5.06          Financing. Sumitomo and Merger Sub have sufficient funds to make the deposit into the Exchange Fund required pursuant to Section 3.01(b) and to consummate the Merger and the other transactions contemplated hereby.

Section 5.07          Ownership of Common Stock. Neither Sumitomo nor any of its Subsidiaries own any shares of Common Stock and, at the time immediately preceding the execution of this Agreement, neither Sumitomo nor any of its affiliates or associates (as such terms are defined in Section 203 of the DGCL) was or had been within the prior three years, with respect to Symetra, an “interested stockholder” of Symetra, as such term is defined in Section 203 of the DGCL.

Section 5.08          Proxy Statement. None of the information supplied or to be supplied by Sumitomo, Merger Sub or any Representative or Affiliate of Sumitomo or Merger Sub in writing for inclusion in the Proxy Statement will, on the date of filing with the SEC, at the time first mailed to the stockholders of Symetra and at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Neither Sumitomo nor Merger Sub makes any representation or warranty with respect to any information supplied by any other Person that is included in the Proxy Statement.

Section 5.09          Brokers. No Person other than Goldman, Sachs & Co. is entitled to any brokerage, financial advisory, finder’s or similar fee or commission payable by any Party in connection with the transactions contemplated by this Agreement based upon Contracts made by or on behalf of Sumitomo or any Sumitomo Subsidiary.

Section 5.10          No Other Representations or Warranties. Except for the representations and warranties contained in this Article V, Symetra acknowledges that none of Sumitomo, Merger Sub or any other Person on behalf of Sumitomo makes any other express or implied representation or warranty in connection with the transactions contemplated by this Agreement.

ARTICLE VI
COVENANTS OF SYMETRA

Section 6.01          Operating Covenants. From the date of this Agreement until the Effective Time, unless Sumitomo otherwise consents in writing (which will not be unreasonably withheld, delayed or conditioned) or except as set forth in Section 6.01 of the Symetra Disclosure Letter or as otherwise expressly provided for in this Agreement, Symetra will, and will cause each of the Symetra Subsidiaries to, conduct its business in the ordinary course of business consistent with past practices, and will use its reasonable best efforts to preserve intact its business organization and goodwill and relationships with all Governmental Authorities, customers, suppliers, business associates, distributors, strategic and joint venture partners and others having business dealings with it, to keep available the services of its current officers and key employees and to maintain its current rights and franchises, in each case, consistent with past practices. In addition to and without limiting the generality of the foregoing, except as expressly set forth in Section 6.01 of the Symetra Disclosure Letter or as otherwise expressly provided for in this Agreement or as required by applicable Law, from the date of this Agreement until the Effective Time, without the prior written consent of Sumitomo (which will not be unreasonably withheld, delayed or conditioned), Symetra will not, and will not permit any Symetra Subsidiary to:

(a)            amend or modify any of the Constituent Documents of Symetra (as amended as provided in Section 4.04(b)) or any Symetra Subsidiary;

(b)            declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property) in respect of any of its Securities, other than dividends or distributions (i) by wholly-owned Symetra Subsidiaries to another such Symetra Subsidiary or to Symetra or (ii) regular quarterly cash dividends by Symetra consistent with past practices, including as to date of declaration and record date, to holders of Common Stock, which will not exceed $0.11 per share per calendar quarter;

(c)            split, combine or reclassify any of its Securities or issue or authorize the issuance of any other Securities or Equity Rights in respect of, in lieu of, or in substitution for, its Securities, other than issuances of shares of Common Stock in connection with the exercise of Equity Rights that are outstanding on the date of this Agreement or granted thereafter in accordance with Section 6.01(e)(i);

(d)            repurchase, redeem or otherwise acquire or settle any Securities or Equity Rights of Symetra or any Symetra Subsidiary, or any rights, warrants or options to acquire any such Securities, other than (i) the acquisition by Symetra of shares of Common Stock in connection with the surrender of shares of Common Stock by holders of Equity Rights in order to pay the exercise price thereof, (ii) the withholding of shares of Common Stock to satisfy Tax obligations with respect to awards granted pursuant to the Stock Plans or pursuant to individual equity compensation award agreements, (iii) the acquisition by Symetra of Equity Rights of Symetra in connection with the forfeiture of such Equity Rights or (iv) as required by any Benefit Plan as in effect on the date of this Agreement;

(e)            issue, sell, grant, pledge or otherwise encumber any Securities, or Equity Rights, other than (i) issuances of Common Stock in connection with the exercise of or settlement of Equity Rights that are outstanding on the date of this Agreement and (ii) issuance of Securities between or among Symetra and any wholly-owned Symetra Subsidiaries;

(f)            merge or consolidate with any Person or acquire, directly or indirectly, all or substantially all of the assets or Securities of any other Person;

(g)            knowingly (after being advised by Sumitomo that an intended action would violate the covenant set forth in this Section 6.01(g)) establish, acquire or dispose of any affiliated Person that would become a “subsidiary” (kogaisha, as defined under Article 2, item 12 of the Insurance Business Act of Japan), “subsidiary, etc.” (ko houjin tou, as defined under Article 13-5-2, paragraph 3 of the Cabinet Order for Enactment of the Insurance Business Act of Japan) or “affiliate, etc.” (kanren houjin tou, as defined under Article 13-5-2, paragraph 4 of the Cabinet Order for Enactment of the Insurance Business Act of Japan) of Sumitomo upon the Closing;

(h)            knowingly (after being advised by Sumitomo that an intended action would violate the covenant set forth in this Section 6.01(h)) make any change in lines of business of, or otherwise make such change with respect to, Symetra or any affiliated Person that would become a “subsidiary” (kogaisha, as defined under Article 2, item 12 of the Insurance Business Act of Japan), “subsidiary, etc.” (ko houjin tou, as defined under Article 13-5-2, paragraph 3 of the Cabinet Order for Enactment of the Insurance Business Act of Japan) or “affiliate, etc.” (kanren houjin tou, as defined under Article 13-5-2, paragraph 4 of the Cabinet Order for Enactment of the Insurance Business Act of Japan) of Sumitomo upon the Closing, as would require a revision to or otherwise affect the application for Approval or the Filing with the FSA;

(i)            make any loans, advances or capital contributions to, or investments in, any other Person other than (i) by Symetra or any wholly-owned Symetra Subsidiary to or in Symetra or any wholly-owned Symetra Subsidiary, (ii) policy loans under Insurance Contracts in the ordinary course of business consistent with past practices, (iii) pursuant to any Contract or other legal obligation existing at the date of this Agreement set forth on Section 6.01(i) of the Symetra Disclosure Letter or (iv) acquisitions of Investment Assets consistent with the Investment Guidelines;

(j)            create, incur, guarantee or assume any Indebtedness, issuances of debt securities, guarantees, loans or advances not in existence as of the date of this Agreement, except (i) Indebtedness incurred in the ordinary course of business consistent with past practices not to exceed $7,500,000 in the aggregate, (ii) Indebtedness incurred under facilities or lines of credit in existence on the date of this Agreement, (iii) Indebtedness in replacement of existing Indebtedness on customary commercial terms, consistent in all material respects with the Indebtedness being replaced, and (iv) guarantees by Symetra of Indebtedness of wholly-owned Symetra Subsidiaries or guarantees by Symetra Subsidiaries of Indebtedness of Symetra;

(k)            make or commit to make any capital expenditure other than in the ordinary course of business consistent with past practice;

(l)            make any material change in the actuarial, underwriting, claims administration, reinsurance, reserving or payment policies, practices or principles of any Symetra Insurance Subsidiary;

(m)            make any material change to the Investment Guidelines or acquire or dispose of any Investment Assets in any manner inconsistent with the Investment Guidelines;

(n)            abandon, modify, waive or terminate any material Permit;

(o)            materially amend or, other than pursuant to its current terms, terminate, renew or extend any Symetra Contract, or enter into any Contract that would be a Symetra Contract if in effect on the date of this Agreement or materially amend any Excess Reserve Financing Contract;

(p)            other than in the ordinary course of business consistent with past practices, forgive, cancel or compromise any debt or claim, or waive or release any right, of material value, or fail to pay or satisfy when due any material liability or obligation (other than any such liability or obligation that is being contested in good faith);

(q)            other than as required by any Benefit Plan, (i) amend or otherwise modify benefits under any Benefit Plan, (ii) accelerate the payment or vesting of benefits or amounts payable or to become payable under any Benefit Plan as currently in effect on the date of this Agreement, (iii) grant any performance unit awards or (iv) terminate or establish any Benefit Plan;

(r)            except as required by any Benefit Plan, increase in any respect the compensation or benefits of any directors, officers, employees or agents of Symetra or any Symetra Subsidiary; provided that Symetra or any Symetra Subsidiary may increase (i) base salaries to non-executive employees, non-executive officers and agents in the ordinary course of business consistent with past practices or (ii) compensation and benefits (other than with respect to any Executive) in the context of promotions based on job performance or workplace requirements, in the ordinary course of business consistent with past practices and provided that such increases are consistent with the past practices of increasing compensation and benefits to promoted employees in similar positions;

(s)            enter into or amend or modify any severance, consulting, retention or employment agreement, plan, program or Contract, other than (i) in the case of consulting agreements, in the ordinary course of business consistent with past practices or (ii) with respect to new hires or employees (other than any Executive) in the context of promotions based on job performance or workplace requirements, in each case in the ordinary course of business consistent with past practices; provided that (i) in the case of new hires, such agreements, plans, programs or Contracts, or any amendments or modifications thereto, are consistent with the past practices of entering into such agreements, plans, programs or Contracts, for newly hired employees in similar positions and (ii) in the case of promotions, such amendments or modifications are consistent with the past practices of making such amendment or modifications for promoted employees in similar positions;

(t)            enter into or otherwise become bound by a collective bargaining agreement or similar labor Contract with a labor union, works council, employee committee or representative or other labor organization with respect to employees of Symetra or any Symetra Subsidiary;

(u)            settle or compromise any Proceeding involving claims for monetary damages (excluding settlements and compromises relating to Taxes), other than (i) settlements or compromises of claims under Insurance Contracts within applicable policy limits or (ii) settlements or compromises that require only payments of money by Symetra or the Symetra Subsidiaries without ongoing limits on the conduct or operation of Symetra or the Symetra Subsidiaries, which payments of money will not exceed $2,500,000 per Proceeding or $7,500,000 in the aggregate for all such Proceedings, or enter into any consent, decree, injunction or similar restraint or form of equitable relief that, individually or in the aggregate, are material to Symetra and the Symetra Subsidiaries, taken as a whole, or would reasonably be expected to impede or delay in any material respect the consummation of the transactions contemplated by this Agreement, including obtaining the Stockholder Approval;

(v)            adopt or implement a plan of complete or partial liquidation or resolution providing for or authorizing such liquidation or a dissolution, merger, restructuring, consolidation, recapitalization or other reorganization of Symetra or any Symetra Subsidiary; provided that any Tax election otherwise permitted by Section 6.01(w) will not be prohibited by this Section 6.01(v);

(w)            other than in the ordinary course of business consistent with past practices, (i) make, revoke or amend any material election relating to Taxes, file any material amended Tax Return or surrender any right to claim a material Tax refund, offset or other reduction in Tax liability, (ii) settle or compromise any material Proceeding relating to Taxes, (iii) make a request for a written ruling of a Taxing Authority relating to material Taxes, other than any request for a determination concerning qualified status of any Benefit Plan intended to be qualified under Section 401(a) of the Code, (iv) fail to file, on a timely basis (taking into account any applicable extensions), any material Tax Return required to be filed or (v) except as required by Law, change any method of Tax accounting or change the basis for determining any item referred to in Section 807(c) of the Code, in each case, to the extent that such action would reasonably be expected to materially increase the Taxes of Symetra or any Symetra Subsidiary;

(x)            for non-Tax purposes, change in any material respect any method of accounting or accounting principles or practices (or any system of internal accounting controls) by Symetra or any Symetra Subsidiary, except for any such change required by a change in GAAP or SAP or by a Governmental Authority or applicable Law; or

(y)            agree or commit to do any of the foregoing.

Section 6.02          Preparation and Mailing of Proxy Statement.

(a)            As promptly as practicable following the date of this Agreement, Symetra will prepare and file the Proxy Statement with the SEC. The Proxy Statement will comply as to form in all material respects with the applicable provisions of the Exchange Act.

(b)            Symetra (i) will provide Sumitomo with a reasonable opportunity to review and comment on the Proxy Statement (such comments to be provided as promptly as reasonably practicable) and any amendment or supplement to the Proxy Statement and any related communications (including any responses to any comments of the SEC) prior to filing such documents or communications with the SEC, (ii) will not file such document or communication with the SEC prior to receiving the approval of Sumitomo (which will not be unreasonably withheld, delayed or conditioned) and (iii) will promptly provide Sumitomo with a copy of all such filings and communications made with the SEC. Symetra will, as promptly as reasonably practicable after receipt thereof, provide Sumitomo with copies of any written comments and advise Sumitomo of any oral comments with respect to the Proxy Statement received from the staff of the SEC.

(c)            Symetra will cause the Proxy Statement to be mailed to its stockholders as promptly as practicable after the date the SEC staff advises that it has no further comments thereon or that Symetra may commence mailing the Proxy Statement. Each of Symetra and Sumitomo will take all actions reasonably required to be taken under any applicable state securities Laws in connection with the Merger and will furnish all information concerning it and the holders of its capital stock as may be reasonably requested in connection with any such action.

(d)            If at any time prior to the Effective Time any information relating to the Parties, or any of their respective Affiliates, directors or officers, is discovered by any of the Parties which should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Parties will file as promptly as practicable with the SEC a mutually acceptable (as reasonably determined by the Parties) amendment of, or supplement to, the Proxy Statement and, as required by Law, disseminate the information contained in such amendment or supplement to the stockholders of Symetra.

Section 6.03          Stockholders Meeting; Recommendation.

(a)            Symetra will duly take all lawful action, in accordance with its Constituent Documents, to call, give notice of, convene and hold a meeting of the stockholders of Symetra (the “Stockholders Meeting”) on a date as promptly as practicable after the expiration of the applicable SEC review period for the purpose of obtaining the Stockholder Approval.  Subject to Section 6.05, Symetra will take all lawful action to solicit and obtain the Stockholder Approval. Without limiting the generality of the foregoing, Symetra will engage a proxy solicitation firm reasonably acceptable to Sumitomo for purposes of assisting in the solicitation of proxies for the Stockholders Meeting.

(b)            Subject to Section 6.05, the Board of Directors of Symetra will include in the Proxy Statement its recommendation of the adoption of this Agreement by the stockholders of Symetra to the effect set forth in Section 4.04(c) (the “Recommendation”).  Subject to Section 6.05, neither the Board of Directors of Symetra nor any committee thereof will (i) fail to include the Recommendation in the Proxy Statement, (ii) change, withhold, withdraw or adversely qualify or modify, or propose publicly to change, withhold, withdraw or adversely qualify or modify, the Recommendation or (iii) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Acquisition Proposal (any of the foregoing actions, a “Change in Recommendation”).

Section 6.04          Access to Information; Confidentiality.

(a)            Upon reasonable notice, Symetra will, and will cause each of the Symetra Subsidiaries to, afford to Sumitomo and its directors, officers, employees, accountants, auditors, counsel, financial advisors, consultants, financing sources and other advisors or representatives (collectively, “Representatives”) reasonable access during normal business hours to the respective properties, books, records (including Tax records), Contracts, commitments and personnel of Symetra and the Symetra Subsidiaries and will furnish, and will cause to be furnished, as promptly as practicable to Sumitomo and its Representatives (i) a copy of each material report, including all Symetra Statutory Statements, filed or submitted with insurance regulatory authorities after the date of this Agreement and (ii) all other information with respect to Symetra and the Symetra Subsidiaries, as applicable, as Sumitomo or its Representatives may reasonably request.

(b)            Without limiting the generality of the foregoing, Symetra will, and will cause each of the Symetra Subsidiaries to, afford to Sumitomo and its Representatives reasonable access during normal business hours to the respective properties, books, records (including Tax records), Contracts, commitments and personnel of Symetra and the Symetra Subsidiaries for the purpose of integrating the financing reporting of Symetra and Sumitomo effective as of the Closing Date.

(c)            Notwithstanding Section 6.04(a), Symetra will not be required to permit any inspection, or to disclose any information, that in the reasonable judgment of Symetra would (i) violate applicable Law, (ii) waive the protection of an attorney-client privilege or other legal privilege (subject to reasonable cooperation between the Parties with respect to entering into appropriate joint defense, community of interest or similar agreements or arrangements with respect to the preservation of such privileges) or (iii) result in the disclosure of any Trade Secrets of third parties or violate any of its obligations with respect to confidentiality. Without limiting the foregoing, in the event that Symetra does not provide access or information in reliance on the immediately preceding sentence, it will provide notice to Sumitomo that it is withholding such access or information and will use reasonable efforts to communicate, to the extent feasible, the applicable information in a way that would not violate the applicable Law, Contract or obligation or risk waiver of such privilege.

(d)            All information furnished pursuant to this Section 6.04 or otherwise pursuant to this Agreement will be subject to the confidentiality agreement dated as of March 10, 2015 between Symetra and Sumitomo (the “Confidentiality Agreement”). No investigation pursuant to this Section 6.04 will affect the representations, warranties or conditions to the obligations of the Parties contained in this Agreement.

Section 6.05          Acquisition Proposals.

(a)            Except as otherwise permitted by this Section 6.05, from the date hereof, Symetra and the Symetra Subsidiaries will immediately cease and cause to be terminated, and Symetra will cause its Representatives to terminate, any existing discussions or negotiations with any Person or its Representatives (other than Sumitomo and Merger Sub and their Representatives) conducted prior to the date hereof with respect to any Acquisition Proposal.

(b)            Except as otherwise permitted by this Section 6.05, Symetra and the Symetra Subsidiaries will not, and Symetra will cause its Representatives not to, directly or indirectly (i) initiate, solicit or knowingly facilitate or encourage any inquiry or the making or announcement of any proposal that constitutes or would reasonably be expected to lead to an Acquisition Proposal, (ii) participate or engage in or continue any discussions or negotiations regarding, furnish to any Person any information or data with respect to, or otherwise cooperate with or knowingly take any other action to facilitate any proposal that constitutes or would reasonably be expected to lead to an Acquisition Proposal, (iii) enter into any Contract (including any letter of intent, memorandum of understanding or agreement in principle) providing for an Acquisition Proposal (an “Alternative Acquisition Agreement”), (iv) take any action to make the provisions of any “fair price,” “moratorium,” “control share acquisition,” “business combination” or similar anti-takeover statute or regulation (including the approval of any Person becoming an “interested stockholder” pursuant to Section 203 of the DGCL) inapplicable to any transactions contemplated by an Acquisition Proposal or (v) resolve, propose or agree to do any of the foregoing.

(c)            Notwithstanding Section 6.05(a) and Section 6.05(b), at any time prior to the receipt of the Stockholder Approval, with respect to any Person that has submitted an unsolicited bona fide written Acquisition Proposal after the date hereof that did not result from a breach of this Section 6.05, Symetra may furnish information and data to such Person or its Representatives pursuant to and in accordance with an Acceptable Confidentiality Agreement and participate and engage in discussions or negotiations with such Person or its Representatives regarding such Acquisition Proposal, if and only if the Board of Directors of Symetra has determined in good faith, after consultation with its outside legal counsel and a financial advisor of nationally recognized reputation, that such Acquisition Proposal constitutes or could reasonably be expected to lead to a Superior Proposal. Any material non-public information provided by Symetra or any Symetra Subsidiary to any Person entering into an Acceptable Confidentiality Agreement that has not been previously provided to Sumitomo must be provided to Sumitomo concurrently with, or, if impractical, within 48 hours following, the time it is provided or made available to such Person.

(d)            Notwithstanding Section 6.03(b) but subject to Section 6.05(e), at any time prior to the Stockholder Approval, if (i) an Intervening Event has occurred or (ii) Symetra receives an Acquisition Proposal that the Board of Directors of Symetra has determined constitutes a Superior Proposal, then, in either case, the Board of Directors of Symetra may effect a Change in Recommendation if and only if the Board of Directors of Symetra has determined in good faith, after consultation with its outside legal counsel and a financial advisor of nationally recognized reputation, that the failure to do so would be inconsistent with the directors’ fiduciary duties to the stockholders of Symetra under applicable Law.

(e)            Notwithstanding Section 6.05(d), the Board of Directors of Symetra may not effect a Change in Recommendation unless (i) the Board of Directors of Symetra has first provided written notice to Sumitomo that it is prepared to effect a Change in Recommendation, which notice will, in the case of the occurrence of an Intervening Event, include a written description in reasonable detail of such Intervening Event, and in the case of a Superior Proposal, attach the most current unredacted version of the proposed agreement relating to such Superior Proposal (or if there is no proposed agreement, a description in reasonable detail of the material terms and conditions of such Superior Proposal, including the identity of the Person making such Superior Proposal) and (ii) Sumitomo does not make, within five Business Days after the receipt of such notice, a proposal that the Board of Directors of Symetra determines in good faith (taking into account any revisions to the terms of the transaction contemplated by this Agreement proposed by Sumitomo as provided in this Section 6.05(e) after consultation with outside legal counsel and a financial advisor of nationally recognized reputation) obviates the need for a Change in Recommendation. Symetra agrees that, during such five Business Day period, as applicable, Symetra and its Representatives will negotiate in good faith with Sumitomo and its Representatives regarding any revisions to the terms of the transactions contemplated by this Agreement proposed by Sumitomo. If there is a material change in the facts or circumstances relating to the Intervening Event or to the terms and conditions of the Superior Proposal, in each case that gave rise to such Change in Recommendation, or Symetra receives a Superior Proposal from another Person, then the provisions of this Section 6.05(e) will be applicable with respect to a Change in Recommendation relating to such Intervening Event or amended or additional Superior Proposal (except that, in such case, the references to five Business Days in this Section 6.05(e) shall instead be to three Business Days).  Notwithstanding any other provision of this Agreement, Symetra may not enter into an Alternative Acquisition Agreement without effecting a Change in Recommendation and complying with the provisions of this Section 6.05(e).

(f)            Notwithstanding any Change in Recommendation, the Board of Directors of Symetra will continue to comply with its obligations under Section 6.02 and Section 6.03 and will submit this Agreement to the stockholders of Symetra for the purpose of obtaining the Stockholder Approval unless this Agreement has been terminated prior to the date of the Stockholders Meeting, or any adjournment or postponement thereof, in accordance with Article IX.

(g)            Except as set forth in Section 6.05(e), as promptly as practicable after the receipt by Symetra of any Acquisition Proposal, whether orally or in writing, and in any case within 48 hours after the receipt thereof by an executive officer of Symetra, Symetra will provide oral or written notice to Sumitomo of such Acquisition Proposal, the identity of the Person making any such Acquisition Proposal and the material terms and conditions of such Acquisition Proposal. Symetra (or its outside counsel) will, in person, by email or by telephone, keep Sumitomo (or its outside counsel) reasonably informed on a prompt basis (and in any event within 48 hours) with respect to any change to price or other material terms of such Acquisition Proposal. Symetra will, promptly upon receipt or delivery thereof (and in any event within 48 hours), provide Sumitomo (or its outside counsel) with copies of material documents comprising such Acquisition Proposal and any amendments thereto.

(h)            Nothing contained in Section 6.03(b) or this Section 6.05 will prohibit Symetra from complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to any Acquisition Proposal; provided that (i) any disclosure of a position contemplated by Rule 14e-2(a) or Rule 14d-9 under the Exchange Act other than a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act, a rejection of or recommendation against any applicable Acquisition Proposal or a reaffirmation of the Recommendation will be deemed to be a Change of Recommendation and (ii) neither Symetra or the Board of Directors of Symetra may effect a Change in Recommendation except in accordance with Section 6.05(e).

(i)            Symetra will promptly inform its and the Symetra Subsidiaries’ respective Representatives of the restrictions set forth in this Section 6.05. Any breach or violation of the restrictions set forth in this Section 6.05 by any Representative of Symetra or any Symetra Subsidiary will be deemed to be a breach or violation of this Section 6.05 by Symetra.

Section 6.06          Release under Confidentiality Agreement; State Takeover Laws.  Symetra hereby releases Sumitomo and Merger Sub from the “standstill” provisions contained in the Confidentiality Agreement. If any “fair price,” “business combination” or “control share acquisition” statute or other similar statute or regulation is or becomes applicable to the transactions contemplated by this Agreement or the Voting Agreements, as applicable, Symetra and its Board of Directors will use their reasonable best efforts to grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement or the Voting Agreements, as applicable, may be consummated as promptly as practicable on the terms contemplated by this Agreement or the Voting Agreements, as applicable, and will otherwise act to minimize the effects of any such statute or regulation on the transactions contemplated by this Agreement or the Voting Agreements, as applicable.

Section 6.07          Section 16 of the Exchange Act. Prior to the Effective Time, Symetra will take all such steps as may be required to cause any dispositions of Symetra equity securities (including derivative securities with respect to Common Stock) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.08          Stockholder Litigation. Symetra will promptly advise Sumitomo orally and in writing of any Proceeding brought by any stockholder of Symetra against Symetra or its directors or officers relating to this Agreement or the transactions contemplated by this Agreement and will keep Sumitomo fully informed regarding any such litigation. Symetra will give Sumitomo the opportunity to participate in, subject to a customary joint defense agreement, but not control the defense of any such litigation, will give due consideration to Sumitomo’s advice with respect to such litigation and will not settle any such litigation without the prior written consent of Sumitomo, such consent not to be unreasonably withheld, delayed or conditioned. Sumitomo will promptly advise Symetra orally and in writing of any Proceeding brought by any policyholder of Sumitomo against Sumitomo or its directors or officers relating to this Agreement or the transactions contemplated by this Agreement and will keep Symetra fully informed regarding any such litigation. Sumitomo will give Symetra the opportunity to participate in, subject to a customary joint defense agreement, but not control the defense of any such litigation, will give due consideration to Symetra’s advice with respect to such litigation and will not settle any such litigation without the prior written consent of Symetra if such settlement would reasonably be expected to prevent or materially impair or materially delay the consummation of the Merger.

Section 6.09          Cooperation.

(a)            Symetra will, and will cause its Subsidiaries and their respective Representatives to, reasonably cooperate with Sumitomo and its Representatives and provide all business, financial and other information reasonably requested by Sumitomo from time to time in order to permit Sumitomo (i) to comply with its obligations under applicable Law, (ii) to respond to requests and requirements from regulatory authorities, including the FSA, in connection with the transactions contemplated by this Agreement and (iii) to potentially arrange financing in connection with such transactions for the purpose of optimizing its capital structure (but any such financing or failure or unavailability thereof shall not waive or modify any obligations of Sumitomo under this Agreement).  All Evaluation Material (as defined in the Confidentiality Agreement) regarding Symetra and its Subsidiaries obtained by Sumitomo or its Representatives pursuant to this Section 6.09 will be subject to the confidentiality obligations set forth in the Confidentiality Agreement.

(b)            The Parties and their legal counsel will cooperate in good faith to develop and implement appropriate procedures to facilitate compliance by Symetra and the Symetra Subsidiaries with the covenants sets forth in Section 6.01(g) and Section 6.01(h). Sumitomo, upon the request of Symetra from time to time, will consult and cooperate with Symetra and its legal advisors in good faith to determine whether actions proposed to be taken by Symetra or the Symetra Subsidiaries may be taken in compliance with such covenants.

(c)            Sumitomo and Symetra will discuss in good faith and cooperate with respect to matters which require reporting to Sumitomo and with respect to the future governance model between Sumitomo and the Surviving Corporation following the Closing for the purpose of compliance with the Laws (including any rules of any applicable securities exchange) applicable to Sumitomo or for the purpose of compliance with Sumitomo’s internal consolidated accounting reporting requirement and other internal policies, or for the purposes of dealing with the applicable Governmental Authorities in Japan. In furtherance of the foregoing and without limitation thereto, Sumitomo and Symetra will establish a steering committee after the date of this Agreement for the purpose of discussing, in advance of the Closing, governance structure and other relevant arrangements following the Closing.

ARTICLE VII
ADDITIONAL AGREEMENTS

Section 7.01          Consents and Approvals.

(a)            Subject to the terms and conditions of this Agreement, each of Sumitomo and Symetra will, and will cause its Affiliates to, use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Law to consummate promptly the Merger and the other transactions contemplated by this Agreement, including (i) determining all necessary or, in the reasonable judgment of Sumitomo and Symetra, advisable Filings necessary to consummate the Merger and the other transactions contemplated by this Agreement (including Filings with Governmental Authorities or third parties), (ii) preparing and filing as promptly as practicable documentation necessary to effect such Filings, (iii) obtaining all Approvals from any Governmental Authority or third party necessary, proper or advisable to consummate the Merger and the other transactions contemplated by this Agreement, including any such Approvals required under applicable Insurance Laws and the HSR Act, it being understood and agreed that “reasonable best efforts” will be deemed to include, subject to Section 7.01(f), complying with any requirements of applicable Law or of any Governmental Authority that may arise or be imposed in connection with such Approvals and (iv) defending any Proceeding, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement.

(b)            In furtherance and not in limitation of the foregoing, each of Sumitomo and Symetra will (i) make, or cause to be made, the Filings required of such Party (or, in the reasonable judgment of Sumitomo and Symetra, Filings that are advisable to be made by such Party) with respect to the transactions contemplated by this Agreement as promptly as practicable after the date of this Agreement, (ii) comply at the earliest practicable date with any request for additional information, documents or other materials (including a “second request” under the HSR Act) received by such Party from the United States Federal Trade Commission, the Antitrust Division of the United States Department of Justice or any other Governmental Authority under any applicable Laws with respect to such Filings and Approvals, (iii) act in good faith and reasonably cooperate with the other Party in connection with any such Filings and in connection with resolving any investigation or other inquiry of any such agency or other Governmental Authority under any applicable Insurance Laws, the HSR Act or any other applicable Laws with respect to any such Filing or any such transaction and (iv) not extend any waiting period under the HSR Act or enter into any agreement with any Governmental Authority not to consummate the transactions contemplated by this Agreement, except with the prior written consent of the other Party.

(c)            To the extent not prohibited by applicable Law, each of Sumitomo and Symetra will use its reasonable best efforts to furnish to the other Party all information required by such other Party for any Filing to be made pursuant to any applicable Law in connection with the transactions contemplated by this Agreement; provided that materials may be redacted (i) to remove references concerning the valuation of Sumitomo, Symetra or any of their Subsidiaries, (ii) as necessary to comply with contractual arrangements and (iii) as necessary to address reasonable privilege or confidentiality concerns. Subject to applicable Laws and the requirements of any Governmental Authority, Symetra and Sumitomo will keep each other apprised of the status of matters relating to the completion of the transactions contemplated hereby, including promptly furnishing each other with copies of notices or other communications received by Symetra or Sumitomo, as the case may be, or any of their respective Subsidiaries, from any third party and/or any Governmental Authority with respect to such transactions. Symetra and Sumitomo will each permit the other Party a reasonable opportunity to review in advance, and consider in good faith the views of the other Party in connection with, any proposed Filing or other material written communication with any Governmental Authority and will each provide the other party copies of all written communications (other than communications relating to non-substantive matters) to any Governmental Entity promptly after their filing or submission, in each case subject to applicable Laws and the requirements of any Governmental Authority.  Notwithstanding the foregoing, while Sumitomo shall keep Symetra apprised of any material developments with the FSA relating to the completion of the transactions contemplated hereby, the obligations of Sumitomo under this Section 7.01(c) shall not apply to matters concerning the FSA.

(d)            Each of Sumitomo and Symetra will give the other Party reasonable prior notice of any communication with, and any proposed understanding, undertaking or Contract with, any Governmental Authority regarding any such Filings; provided, however, that prior notice shall not be required if impractical or related to communication with the FSA.  With the exception of meetings and conversations with the FSA for which Sumitomo shall keep Symetra apprised of any material developments, each of Sumitomo and Symetra will not independently participate in any substantive meeting, or engage in any substantive conversation, with any Governmental Authority in respect of any such filings, investigation or other inquiry without using commercially reasonable efforts to give such other Party prior notice of the meeting or conversation and, unless impractical or prohibited by any such Governmental Authority, the opportunity to attend or participate in such meeting or conversation.  For the avoidance of doubt, the foregoing shall not prohibit Symetra from participating, to the extent practicable, in substantive meetings or conversations with the FSA, and, to the extent practicable, Sumitomo will give Symetra prior notice of such meetings or conversations.  Except as otherwise provided in this Section 7.01, Sumitomo will, on behalf of Sumitomo and Symetra, control and lead all communications and strategy related to any filings, obtaining any necessary approvals, and resolving any investigation or other inquiry of any such agency or other Governmental Authority under any applicable Laws.

(e)            Subject to the foregoing provisions of this Section 7.01, each of Sumitomo and Symetra will use its reasonable best efforts to resolve such objections, if any, as may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement under any applicable Insurance Laws or the HSR Act. Each of Sumitomo and Symetra will use its reasonable best efforts to take such action as may be required to cause the expiration of the notice periods under the HSR Act with respect to the transactions contemplated by this Agreement as promptly as possible after the date of this Agreement. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 7.01 will limit the right of a Party to terminate this Agreement in accordance with Section 9.01, so long as such Party has until that time complied in all material respects with its obligations under this Section 7.01.

(f)            Notwithstanding anything to the contrary in Section 7.01(e) or anything else in this Agreement to the contrary, nothing in this Agreement will be deemed to require Sumitomo or Symetra or any of their respective Subsidiaries to agree to or take any action that would result in any Burdensome Condition.

Section 7.02          Employee Matters.

(a)            Except as otherwise set forth in this Agreement, from and after the Effective Time, Sumitomo and its Subsidiaries (including the Surviving Corporation and its Subsidiaries) will honor all Benefit Plans and compensation arrangements and agreements of Symetra and the Symetra Subsidiaries in accordance with their terms as in effect immediately before the Effective Time.  For a period of one year following the Effective Time, Sumitomo and its Subsidiaries will cause the Surviving Corporation and its Subsidiaries to provide or cause to be provided to each employee of Symetra and any Symetra Subsidiary who remains in the employment of the Surviving Corporation and its Subsidiaries following the Effective Time (each, a “Continuing Employee”), unless otherwise agreed between Sumitomo and any such Continuing Employee (i) at least the same level of base salary or wages (as applicable) and target cash incentive bonus opportunities and commission opportunities as were made available to such Continuing Employee by Symetra and its Subsidiaries in effect immediately prior to the date hereof (or as the same may hereafter have been modified in compliance with the applicable provisions of Section 6.01) and (ii) employee benefits (other than equity or equity-based benefits, performance units and cash incentive bonus and commission opportunities) that are, in the aggregate, at least as favorable to those provided as of the date hereof to such Continuing Employee by Symetra and its Subsidiaries pursuant to the Benefit Plans.  Notwithstanding any other provision of this Agreement to the contrary, Sumitomo will cause the Surviving Corporation and its Subsidiaries to provide to each Continuing Employee whose employment is involuntarily terminated by the Surviving Corporation or its Subsidiary without cause during the one year period following the Effective Time severance benefits at least as favorable as the severance benefits that would have been payable by Symetra and its Subsidiaries in the ordinary course of business consistent with past practices but not in excess of one year (52 weeks) of base salary or wages, as applicable.

(b)            Except to the extent necessary to avoid the duplication of benefits, the Surviving Corporation will recognize the service of each Continuing Employee with Symetra or the Symetra Subsidiaries before the Effective Time as if such service had been performed with Sumitomo or its Affiliates (i) for all purposes under the Benefit Plans maintained by the Surviving Corporation or its Affiliates after the Effective Time (to the extent such plans, programs or Contracts cover the Continuing Employee), (ii) for purposes of eligibility and vesting under any employee benefit plans and programs of the Surviving Corporation or its Affiliates other than the Benefit Plans (the “Surviving Corporation Plans”) in which the Continuing Employee participates after the Effective Time and (iii) for benefit accrual purposes under any Surviving Corporation Plan that is a vacation or severance plan in which the Continuing Employee participates after the Effective Time.

(c)            With respect to any welfare plan maintained by the Surviving Corporation or its Affiliates in which Continuing Employees are eligible to participate after the Effective Time, the Surviving Corporation and its Affiliates will use their reasonable best efforts to (i) waive all limitations as to preexisting conditions and exclusions with respect to participation and coverage requirements applicable to such employees to the extent such conditions and exclusions were satisfied or did not apply to such employees under the corresponding welfare plans maintained by Symetra or its Affiliates prior to the Effective Time and (ii) provide each Continuing Employee with credit for any co-payments and deductibles paid by such Continuing Employee prior to the Effective Time in satisfying any analogous deductible or out-of-pocket requirements to the extent applicable under any such plan.

(d)            All fiscal year 2015 bonus amounts payable under any Benefit Plan will be calculated and paid in the ordinary course of business and consistent with past practices to all eligible employees; provided, however, that (i) if the Closing Date occurs on the last day of, or following the end of, fiscal year 2015, such bonus amounts shall be calculated based on actual results and performance achieved in respect of fiscal year 2015, or (ii) if the Closing Date occurs prior to the end of fiscal year 2015, such bonus amounts shall be calculated based on actual performance in respect of fiscal year 2015 (calculated on a pro forma basis through the Closing Date), and in the case of either (i) or (ii), such bonus amounts shall be paid in the ordinary course of business but no later than March 15, 2016.  Further, if the Closing Date occurs in fiscal year 2016, to the extent that Symetra establishes annual bonus opportunities and applicable performance targets for eligible employees in respect of fiscal year 2016, such annual bonus opportunities and applicable performance targets shall be established in the ordinary course of business and consistent with past practices; provided that such annual bonus opportunities and applicable performance targets shall be substantially consistent with those provided in fiscal year 2015, and, for the Executives shall not be increased nor relaxed from those of fiscal year 2015, and provided further than any such applicable performance targets shall remain subject to revision, in the reasonable discretion of Sumitomo, following the Closing in order to appropriately reflect the acquisition by Sumitomo and changes to the business of Symetra and its Subsidiaries as a result thereof.

(e)            The Board of Directors of Symetra or appropriate committee thereof shall take all necessary actions, including adopting any necessary resolutions or amendments, to (i) cause the Offering Period (as defined in the ESPP) (“Offering Period”) in effect on the date of this Agreement to be the final Offering Period under the ESPP, (ii) to prohibit participants in the ESPP from increasing their payroll deductions from those in effect on the date of this Agreement and (iii) to terminate the ESPP prior to the Closing Date.  If the Closing is expected to occur prior to the scheduled end of the Offering Period, Symetra shall take action to provide for an earlier Purchase Date (as defined in the ESPP) (the “New Purchase Date”) in accordance with Sections 19 and 20 of the ESPP.  Such New Purchase Date shall be no less than seven (7) Business Days prior to the Closing Date, and Symetra shall notify each participant in writing, at least ten (10) days prior to the New Purchase Date, that the Purchase Date for his or her option (including for purposes of determining the Purchase Price (as defined in the ESPP) of such option) has been changed to the New Purchase Date and that his or her option will be exercised automatically on the New Purchase Date (with any participant payroll deductions not applied to the purchase of shares returned to the participant), unless prior to such date he or she has withdrawn from the Offering Period as provided in Section 10 of the ESPP.  The Board of Directors of Symetra shall adopt resolutions concluding that the disposition of the ESPP described in this Section 7.02(e) hereof is permitted under the terms of the ESPP.

(f)            This Agreement is not intended by the Parties to (i) constitute an amendment to any Benefit Plan, employee benefit plan, fund or program, (ii) obligate Sumitomo, the Surviving Corporation or any of their Affiliates to maintain any particular compensation or benefit plan, program, policy or arrangement or (iii) create any obligation of the Parties with respect to any employee benefit plan of Sumitomo, the Surviving Corporation or any of their Affiliates. Nothing contained in this Agreement, express or implied, is intended to confer upon any employee any benefits under any employee benefit plan, fund or program, including severance benefits or the right to employment or continued employment with Sumitomo, the Surviving Corporation or any of their Affiliates for any period by reason of this Agreement.

Section 7.03          Fees and Expenses. Subject to Section 9.03, whether or not the Merger is consummated, all Expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement will be paid by the Party incurring such Expenses.

Section 7.04          Directors’ and Officers’ Indemnification and Insurance.

(a)            From and after the Effective Time, Sumitomo will cause the Surviving Corporation to (i) indemnify and hold harmless, against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Proceeding, whether civil, criminal, administrative or investigative, and provide advancement of expenses to, all past and present directors, officers and employees of Symetra and the Symetra Subsidiaries (in all of their capacities) (the “Indemnified Persons”) (A) to the same extent such Indemnified Persons are indemnified or exculpated or have the right to advancement of expenses as of the date of this Agreement by Symetra pursuant to Symetra’s Constituent Documents and indemnification Contracts, if any, in existence on the date of this Agreement with the Indemnified Persons and (B) without limitation to clause (A), to the fullest extent permitted by Law, (ii) honor the provisions regarding elimination of liability of directors, indemnification of directors and officers and advancement of expenses contained in Symetra’s Constituent Documents immediately prior to the Effective Time and (iii) maintain for a period of six years after the Effective Time policies of directors’ and officers’ liability insurance and fiduciary liability insurance (“D&O Insurance”) covering each person covered by Symetra’s current D&O Insurance as of the Effective Time, providing for at least the same coverage and amounts as, and containing terms and conditions which are no less favorable to the insured than, such current D&O Insurance, with respect to claims arising from facts or events that occurred on or before the Effective Time, including for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated by this Agreement. Notwithstanding the foregoing, in no event will the Surviving Corporation be required to expend for any one coverage year more than 300 percent of the current annual premium expended by Symetra and the Symetra Subsidiaries to maintain or procure such D&O Insurance immediately prior to the Effective Time (such amount, the “Maximum Annual Premium”). If the annual premiums of such insurance coverage exceed the Maximum Annual Premium, the Surviving Corporation will be obligated to obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Annual Premium. In lieu of the foregoing insurance coverage, Sumitomo may cause the Surviving Corporation to purchase six-year prepaid “tail” insurance coverage, at a cost no greater than a one-time payment equal to the Maximum Annual Premium, that provides coverage not less favorable to the insured than the coverage described above. Notwithstanding the foregoing, Symetra may in its sole discretion purchase, prior to the Effective Time, six-year prepaid “tail” insurance coverage, at a cost no greater than a one-time payment equal to the Maximum Annual Premium, that provides coverage not less favorable to the insured than the coverage described above, and if Symetra has obtained such prepaid “tail” policy prior to the Effective Time, Sumitomo will cause such policy to be maintained in full force and effect, for its full term, and cause all obligations thereunder to be honored by the Surviving Corporation, and Sumitomo will have no further obligation to purchase or pay for insurance pursuant to this Section 7.04(a).

(b)            The rights of each Indemnified Person hereunder will be in addition to, and not in limitation of, any other rights such Indemnified Person may have under the Constituent Documents of Symetra or any of the Symetra Subsidiaries or the Surviving Corporation, any other indemnification Contract, the DGCL or otherwise.

(c)            The provisions of this Section 7.04 will survive the consummation of the Merger and expressly are intended to benefit, and are enforceable by, each of the Indemnified Persons and his or her heirs. In the event that the Surviving Corporation or any of its respective successors or assigns consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity in such consolidation or merger or transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision will be made so that the successors and assigns of the Surviving Corporation will assume and comply with the obligations set forth in this Section 7.04.

(d)            The obligations of the Surviving Corporation under this Section 7.04 will not be terminated or modified in such a manner as to adversely affect any Indemnified Person without the consent of such Indemnified Person, it being expressly agreed that the Indemnified Persons will be third party beneficiaries of this Section 7.04. Sumitomo will honor, guaranty and stand as a surety for, and will cause the Surviving Corporation and its Subsidiaries and successors to honor and comply with, in accordance with their respective terms, each of the covenants contained in this Section 7.04 without limit as to time. Sumitomo will pay all reasonable expenses that may be incurred by an Indemnified Person in enforcing the indemnity and other obligations provided in this Section 7.04.

Section 7.05          Public Announcements. Sumitomo and Symetra will agree on the press release announcing the signing of this Agreement. Unless otherwise required by applicable Law or by obligations pursuant to the rules of the NYSE or any other applicable securities exchange, Sumitomo and Symetra will consult with each other before issuing any press release or, to the extent practicable, otherwise making any public statement or communication with respect to this Agreement or the transactions contemplated by this Agreement. In addition to the foregoing, from the date of this Agreement until the Effective Time or the date of the termination of this Agreement in accordance with Article IX, except to the extent disclosed in or consistent with the Proxy Statement in accordance with the provisions of Section 6.02, neither Sumitomo nor Symetra will issue any press release or otherwise make any public statement or disclosure concerning the other Party or the other Party’s business, financial condition or results of operations without the consent of the other Party, which consent will not be unreasonably withheld, delayed or conditioned.

Section 7.06          Notice of Certain Events. Each of Sumitomo and Symetra will promptly notify the other after receiving or becoming aware of (a) any notice or other communication from any Person alleging that the consent of such Person (or another Person) is or may be required in connection with the transactions contemplated by this Agreement (and the response thereto from Sumitomo or Symetra, as the case may be) and (b) any Proceeding commenced or, to its knowledge, threatened against, relating to or otherwise involving Sumitomo or any of the Sumitomo Subsidiaries or Symetra or any of the Symetra Subsidiaries, as the case may be, that relates to the consummation of the transactions contemplated by this Agreement.

Section 7.07          Control of Operations. Without limiting any Party’s rights or obligations under this Agreement, the Parties understand and agree that (a) nothing contained in this Agreement will give either Party, directly or indirectly, the right to control, direct or influence the other Party’s operations prior to the Effective Time and (b) prior to the Effective Time, each Party will exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

Section 7.08          Certain Transfer Taxes. Any liability arising out of any real estate transfer Tax with respect to interests in real property owned directly or indirectly by Symetra or any the Symetra Subsidiaries immediately prior to the Merger, if applicable and due with respect to the Merger, will be borne by the Surviving Corporation and expressly will not be a liability of stockholders of Sumitomo or Symetra.

ARTICLE VIII
CONDITIONS PRECEDENT

Section 8.01          Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each Party to effect the Merger are subject to the satisfaction or waiver (if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a)            Symetra must have obtained the Stockholder Approval;

(b)            the waiting period (and any extension thereof) applicable to the Merger under the HSR Act must have been terminated or expired;

(c)            all Approvals of Governmental Authorities in connection with the consummation of the Merger and the transactions contemplated by this Agreement that are set forth in Section 8.01(c) of the Sumitomo Disclosure Letter must have been obtained and must be in full force and effect and all waiting periods required by applicable Law with respect thereto must have expired or been terminated, in each case without the imposition of a Burdensome Condition with respect to the Party seeking to invoke the condition set forth in this Section 8.01(c); and

(d)            no Laws must have been adopted or promulgated, and no temporary restraining order, preliminary or permanent injunction or other Order, judgment, decision, opinion or decree must have been issued and remain in effect issued by a court or other Governmental Authority of competent jurisdiction, having the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger (collectively, “Restraints”); provided that, prior to asserting this condition, the Party asserting this condition must have used its reasonable best efforts in accordance with Section 7.01 (subject to the second sentence of Section 7.01(e)) to prevent the entry of any such Order, judgment, decisions, opinion or decree and to appeal as promptly as practicable any Order, judgment, decision, opinion or decree that may be entered.

Section 8.02          Conditions to Obligations of Sumitomo and Merger Sub. The obligations of Sumitomo and Merger Sub to effect the Merger are subject to the satisfaction, or waiver (if permissible under applicable Law) by Sumitomo, on or prior to the Closing Date of the following additional conditions:

(a)            each of the representations and warranties of Symetra set forth in this Agreement, in each case made as if none of such representations and warranties contained any qualifications or limitations as to “materiality” or “Material Adverse Effect,” must be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent in either case that such representations and warranties are made as of another specified date prior to the date of this Agreement), except where the failure of such representations and warranties to be true and correct as so made would not, individually or in the aggregate, have a Material Adverse Effect; provided that notwithstanding the foregoing each of the representations and warranties of Symetra set forth in (i) the first sentence of Section 4.03(b) must be true and correct as of the date of this Agreement, except for de minimis breaches not involving more than 10,000 shares of Common Stock, (ii) Section 4.04 (other than Section 4.04(b)), Section 4.05 and Section 4.34 must be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date and (iii) Section 4.10(b) must be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date;

(b)            Symetra must have performed or complied in all material respects with all covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date; and

(c)            Sumitomo must have received a certificate of a duly authorized officer of Symetra to the effect that the conditions set forth in Section 8.02(a) and Section 8.02(b) have been satisfied.

Section 8.03          Conditions to Obligations of Symetra. The obligations of Symetra to effect the Merger are subject to the satisfaction of, or waiver (if permissible under applicable Law) by Symetra, on or prior to the Closing Date of the following additional conditions:

(a)            each of the representations and warranties of Sumitomo set forth in this Agreement, in each case made as if none of such representations and warranties contained any qualifications or limitations as to “materiality” or “material adverse effect,” must be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent in either case that such representations and warranties are made as of another specified date prior to the date of this Agreement), except where the failure of such representations and warranties to be true and correct as so made would not prevent or materially impair or materially delay the ability of Sumitomo or Merger Sub to consummate the Merger; provided that notwithstanding the foregoing, each of the representations and warranties of Sumitomo and Merger Sub set forth in Section 5.03 and Section 5.09 must be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date;

(b)            each of Sumitomo and Merger Sub must have performed or complied in all material respects with all covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date; and

(c)            Symetra must have received a certificate of duly authorized officer of Sumitomo to the effect that the conditions set forth in Section 8.03(a) and Section 8.03(b) have been satisfied.

Section 8.04          Frustration of Closing Conditions. Neither Symetra nor Sumitomo may rely, either as a basis for not consummating the Merger or terminating this Agreement and abandoning the Merger, on the failure of any condition set forth in this Article VIII to be satisfied if such failure was caused by such Party’s breach of any material provision of this Agreement or failure to use reasonable best efforts to consummate the Merger and the other transactions contemplated by this Agreement, as required by and subject to Section 7.01.

ARTICLE IX
TERMINATION

Section 9.01          Termination. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Effective Time, whether before or after receipt of the Stockholder Approval (except as otherwise expressly noted):

(a)            by mutual written consent of Sumitomo and Symetra;

(b)            by either Sumitomo or Symetra, if:

(i)             the Merger has not been consummated by May 11, 2016 (the “End Date”); provided that (A) the right to terminate this Agreement pursuant to this Section 9.01(b)(i) will not be available to any Party whose failure to perform in all material respects its obligations under this Agreement was the primary cause of the failure of the Merger to be consummated by the End Date and (B) if on such date any of the conditions precedent to the Closing set forth in Section 8.01(b) or Section 8.01(c) have not been satisfied but all other conditions precedent to the Closing have been satisfied (or in the case of conditions that by their terms are to be satisfied at the Closing, are capable of being satisfied on such date), then the End Date will automatically be extended to August 11, 2016;

(ii)            any Restraint having any of the effects set forth in Section 8.01(d) is in effect and has become final and non-appealable; provided that the Party seeking to terminate this Agreement pursuant to this Section 9.01(b)(ii) must have complied in all material respects with its obligations under Section 7.01; or

(iii)          the Stockholder Approval is not obtained at the Stockholders Meeting or any adjournment or postponement thereof, in each case at which a vote on the adoption of the Merger Agreement was taken;

(c)            by Sumitomo:

(i)            if Symetra has breached or failed to perform any of its representations, warranties, covenants or agreements contained in this Agreement and such breach or failure to perform (A) is incapable of being cured by Symetra prior to the End Date and (B) would result in a failure of any condition set forth in Section 8.02(a) or Section 8.02(b);

(ii)            prior to the Stockholders Meeting, if the Board of Directors of Symetra has effected a Change in Recommendation within a period of fifteen Business Days immediately preceding the date of such termination; or

(iii)            prior to the Stockholders Meeting, if, following the receipt by Symetra of an Acquisition Proposal (other than a tender offer), the Board of Directors of Symetra has not publicly reaffirmed the Recommendation and fails to do so through a press release or similar means within five Business Days after the date Sumitomo requests in writing that Symetra so reaffirm the Recommendation, which request may be delivered by Sumitomo only (A) once with respect to any Acquisition Proposal and (B) during the 30 day period immediately prior to the date on which the Stockholders Meeting is scheduled at the time of such request;

(d)            by Symetra:

(i)             if Sumitomo or Merger Sub has breached or failed to perform any of its representations, warranties, covenants or agreements contained in this Agreement and such breach or failure to perform (A) is incapable of being cured by Sumitomo or Merger Sub prior to the End Date and (B) would result in a failure of any condition set forth in Section 8.03(a) or Section 8.03(b); or

(ii)            if Symetra effects a Change in Recommendation as a result of its receipt of a Superior Proposal when permitted to do so in accordance with Section 6.05(d) and Section 6.05(e) and Symetra enters into a definitive written agreement providing for such Superior Proposal concurrently with or immediately following the termination of this Agreement; provided that the termination of this Agreement pursuant to this Section 9.01(d)(ii) will not be effective unless and until Symetra has paid the Termination Fee to Sumitomo in accordance with Section 9.03(a).

Section 9.02          Effect of Termination. In the event of any termination of this Agreement as provided in Section 9.01, written notice thereof will forthwith be given to the other Party or Parties specifying the provision hereof pursuant to which such termination is made, and the obligations of the Parties under this Agreement will terminate and there will be no liability on the part of any Party with respect thereto, except that the Confidentiality Agreement, the confidentiality provisions of Section 6.04 and the provisions of this Section 9.02, Section 9.03, Article I and Article X, will survive such termination and remain in full force and effect; provided that no Party will be relieved or released from any liability or damages arising from (a) any failure to consummate the Merger and the other transactions contemplated hereby if required to pursuant to this Agreement, (b) fraud or (c) an intentional and material breach of any provision of this Agreement prior to such termination, and in each case the aggrieved Party will be entitled to all rights and remedies available at Law or in equity.  For purposes of this Agreement, “intentional and material breach” means a material breach that is a consequence of an act (or failure to act) undertaken by the breaching party with the knowledge (actual or constructive) that the taking of (or the failure to take) such act would, or would be reasonably expected to, cause a breach of this Agreement.

Section 9.03          Termination Fee and Expense Reimbursement.

(a)            Symetra will pay to Sumitomo, by wire transfer of immediately available funds, the amounts set forth in this Section 9.03(a) if this Agreement is terminated under the following circumstances (it being understood and agreed that in no event will Symetra be required to pay the Termination Fee on more than one occasion):

(i)              if this Agreement is terminated pursuant to Section 9.01(c)(ii) or Section 9.01(c)(iii), then Symetra will pay the Termination Fee by the second Business Day following the date of such termination (it being understood that Symetra’s failure to reaffirm under such circumstances will not be deemed an intentional and material breach of this Agreement);

(ii)            if this Agreement is terminated by Sumitomo pursuant to Section 9.01(c)(i), and if Section 9.03(a)(iii) is not applicable, then Symetra will pay to Sumitomo the Expense Reimbursement incurred by Sumitomo and its Affiliates on or prior to termination by wire transfer of immediately available funds within three Business Days after delivery by Sumitomo to Symetra of a written statement setting forth the amount thereof and attaching applicable documentation; or

(iii)           if this Agreement is terminated (A) by either Party pursuant to Section 9.01(b)(i) without a vote of the stockholders of Symetra contemplated by this Agreement at the Stockholders Meeting having occurred and, on the End Date, all of the conditions precedent to the Closing (other than the condition precedent set forth in Section 8.01(a)) have been satisfied (or in the case of conditions precedent that by their terms are to be satisfied at the Closing, are capable of being satisfied on the End Date) or (B) pursuant to Section 9.01(b)(iii) or Section 9.01(c)(i) and, in any such case, an Acquisition Proposal has been publicly announced or has otherwise become publicly known, or any Person has publicly announced or communicated an intention, whether or not conditional, to make an Acquisition Proposal, at any time after the date of this Agreement and prior to the time of the taking of the vote of the stockholders of Symetra at the Stockholders Meeting (or prior to the termination of this Agreement if there has been no Stockholders Meeting), and at such time such Acquisition Proposal or such intent has not been publicly withdrawn or repudiated by such Person, then

(A)            Symetra will pay the Expense Reimbursement to Sumitomo by wire transfer of immediately available funds within three Business Days after delivery by Sumitomo to Symetra of a written statement setting forth the amount thereof and attaching applicable documentation; and

(B)            if, within 12 months after the date of such termination, Symetra either consummates a transaction contemplated by any Acquisition Proposal (including any Acquisition Proposal made after the date of the termination of this Agreement), or enters into a definitive agreement to consummate a transaction contemplated by any Acquisition Proposal and Symetra thereafter consummates such Acquisition Proposal (whether or not within such 12-month period), then Symetra will pay the Termination Fee by the third Business Day following the date Symetra consummates such transaction; provided that, for purposes of this Section 9.03(a)(iii)(B), all references to 15 percent including in the definition of the term “Acquisition Proposal” will be changed to 50 percent; and provided, further, that the amount of any Expense Reimbursement paid to Sumitomo pursuant to the foregoing clause (A) will be credited against and will reduce the Termination Fee payable pursuant to this Section 9.03(a)(iii)(B); or

(iv)                  if this Agreement is terminated pursuant to Section 9.01(d)(ii), then Symetra will pay the Termination Fee on the date of such termination.

(b)            If this Agreement is terminated by Symetra pursuant to Section 9.01(d)(i), then Sumitomo will pay to Symetra the Expense Reimbursement incurred by Symetra and its Affiliates on or prior to termination by wire transfer of immediately available funds within three Business Days after delivery by Symetra to Sumitomo of a written statement setting forth the amount thereof and attaching applicable documentation.

(c)            Each Party acknowledges and agrees that the agreements contained in this Section 9.03 are an integral part of the transaction contemplated by this Agreement and that, without these agreements, the other Party would not enter into this Agreement. Accordingly, if a Party fails promptly to pay any amounts due under this Section 9.03 (the “Defaulting Party”) and, in order to obtain such payment, the other Party commences any Proceeding that results in a judgment against the Defaulting Party for such amounts, the Defaulting Party will pay interest on such amounts from the date payment of such amounts was due to the date of actual payment at the prime rate of the Bank of New York Mellon Corporation in effect on the date such payment was due, together with the costs and expenses (including reasonable legal fees and expenses) incurred by the other Party in connection with such Proceeding.  Each Party acknowledges and agrees that the payment of the Termination Fee and Expense Reimbursement pursuant to Section 9.03 will not preclude the other Party after the termination of this Agreement, in the case of an intentional and material breach of this Agreement or fraud by the Defaulting Party, from seeking additional damages from the Defaulting Party on account of such intentional and material breach or fraud.

ARTICLE X
GENERAL PROVISIONS

Section 10.01       Non-Survival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and agreements, will survive the Effective Time, except for those covenants and agreements contained in this Agreement and such other instruments that by their terms apply or are to be performed in whole or in part after the Effective Time and this Article X.

Section 10.02       Notices. All notices and other communications in connection with this Agreement will be in writing and will be deemed duly given (a) on the date of delivery if delivered personally or by facsimile, upon confirmation of receipt or (b) on the third Business Day following the date of dispatch if delivered by a recognized express courier service. All notices in connection with this Agreement will be delivered as set forth below or pursuant to such other instructions as may be designated in writing by the Party to receive such notice:

If to Sumitomo or Merger Sub, to:

Sumitomo Life Insurance Company
7-8-24 Tsukiji
Chuo-ku, Tokyo 104-8430, Japan
Facsimile:	+81-3-5550-4343
Attention:	Muneo Sasagawa
International Business Dept.

with a copy (which will not constitute notice) to:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
United States of America
Facsimile:	(212) 455-2502
Attention:	Gary I. Horowitz

If to Symetra, to:

Symetra Financial Corporation
Suite 1200
777 108th Avenue NE
Bellevue, WA 98004
Facsimile:	(425) 256-6080
Attention:	David S. Goldstein
Senior Vice President,
General Counsel and Secretary

with a copy (which will not constitute notice) to:

Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, New York 10019
Facsimile:	(212) 474-3700
Attention:	Erik R. Tavzel
Joseph D. Zavaglia

Section  10.03       Entire Agreement; Third Party Beneficiaries. This Agreement (including the Exhibits, Schedules and the Parties’ disclosure letters) and the Confidentiality Agreement constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, between the Parties with respect to their subject matter. This Agreement will be binding upon and inure solely to the benefit of each Party, and nothing in this Agreement, express or implied, is intended to or will confer upon any Person not a party to this Agreement any rights, benefits or remedies of any nature whatsoever, other than (a) Section 7.04, which is intended to be for the benefit of the Indemnified Persons and their heirs and assigns covered thereby and may be enforced by such Indemnified Persons and their heirs and assigns and (b) Article II and Article III, which is intended to be for the benefit of holders of shares of Common Stock and Equity Rights with respect to the right of such holders to receive, as applicable, the Merger Consideration and the consideration set forth in Section 2.07. Sumitomo’s obligations under the Confidentiality Agreement will terminate as of the Closing.

Section 10.04       Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any Party. Notwithstanding the foregoing, upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the greatest extent possible.

Section 10.05       Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any of the Parties, in whole or in part (whether by operation of Law or otherwise), without the prior written consent of the other Parties, and any attempt to make any such assignment without such consent will be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

Section 10.06       Amendment. This Agreement may be amended by the Parties, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of Symetra, but after such approval, no amendment will be made which by Law or in accordance with the rules of the NYSE requires further approval by such stockholders without such further approval. Notwithstanding the preceding sentence, no amendment will be made to this Agreement after the Effective Time. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

Section 10.07       Extension; Waiver. At any time prior to the Effective Time, the Parties, by action taken or authorized by their respective Boards of Directors, may to the extent legally permitted (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement and (c) waive compliance with any of the agreements or conditions contained in this Agreement. No extension or waiver will be made which by Law or in accordance with the rules of the NYSE requires further approval by the stockholders of Symetra without such further approval. Any agreement on the part of a Party to any such extension or waiver will be valid only if set forth in a written instrument signed on behalf of such Party. The failure of any Party to assert any of its rights under this Agreement or otherwise will not constitute a waiver of those rights.

Section 10.08       Governing Law and Venue: Waiver of Jury Trial.

(a)            THIS AGREEMENT WILL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS WILL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE SUBSTANTIVE AND PROCEDURAL LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO ITS RULES OF CONFLICTS OF LAW. The Parties irrevocably (i) submit to the exclusive jurisdiction of the courts of the State of Delaware and the federal courts of the United States of America located in the State of Delaware with respect to all matters arising out of or relating to this Agreement, the interpretation and enforcement of the provisions of this Agreement, and of the documents referred to in this Agreement, and in respect of the transactions contemplated by this Agreement (provided that suit for the recognition or enforcement of any judgment obtained in any court of the State of Delaware or federal court of the United States of America located in the State of Delaware may be brought in any other court of competent jurisdiction following final determination of the applicable matter) and (ii) waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in such courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the Parties agree that all claims with respect to such action or proceeding will be heard and determined exclusively in such courts. The Parties consent to and grant any such court jurisdiction over the person of such Parties solely for such purpose and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 10.02 or in such other manner as may be permitted by Law will be valid and sufficient service. Without limiting the foregoing, Sumitomo irrevocably appoints The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801 as its agent for service of process for purposes of any Proceeding in connection with this Agreement and the transactions contemplated hereby.

(b)            EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY ACKNOWLEDGES AND AGREES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER. EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER. EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS IN THIS Section 10.08(b).

Section 10.09       Enforcement. The Parties acknowledge and agree that irreparable damage would occur in the event that any provision of this Agreement was not performed in accordance with its specific terms or was otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that the Parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the performance of the terms and provisions hereof in any court referred to in Section 10.08, without proof of actual damages (and each Party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at Law or in equity. The Parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for such breach.

Section 10.10       Counterparts; Effectiveness. This Agreement may be executed in two or more counterparts, each of which will be deemed to be an original but all of which will constitute one and the same instrument. This Agreement will become effective when each Party has received counterparts signed and delivered (by facsimile, electronic mail or otherwise) by the other Parties.

[Signature page follows.]

IN WITNESS WHEREOF, Sumitomo, Merger Sub and Symetra have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first above written.

SUMITOMO LIFE INSURANCE COMPANY

By:	/s/ Masahiro Hashimoto
Name:	Masahiro Hashimoto
Title:	Director Representative Executive Officer President & CEO

SLIC FINANCIAL CORORATION

By:	/s/ Shinzo Kono
Name:	Shinzo Kono
Title:	Director and President

SYMETRA FINANCIAL CORPORATION

By:	/s/ Thomas M. Marra
Name:	Thomas M. Marra
Title:	President and Chief Executive Officer